AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 2003
                                                  Registration No. 333-101902
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               (Amendment No. 1)


                            CPI AEROSTRUCTURES, INC.
                 (Name of Small Business Issuer in its Charter)


 New York                         3728                           11-2520310
----------                  ------------------              -----------------
(State or other        (Primary Standard Industrial         (I.R.S. Employer
jurisdiction of         Industrial Classification           Identification No.)
incorporation or               Code Number)
organization)


                 200A Executive Drive, Edgewood, New York 11717
                                 (631) 586-5200
          (Address and telephone number of principal executive offices)

               Arthur August, Chairman and Chief Executive Officer
                            CPI Aerostructures, Inc.
                              200A Executive Drive
                            Edgewood, New York 11717
                                 (631) 586-5200
            (Name, Address and Telephone Number of Agent for Service)
                                    Copy to:

                             David Alan Miller, Esq.
                                 Graubard Miller
                                600 Third Avenue
                               New York, NY 10016
                            Telephone: (212) 818-8800
                            Facsimile (212) 682-2320


Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.
---------------------------------------------------------------------------

If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

-------------------------------- ------------------ ------------------------------- --------------------------- --------------------
         Title of Each                Amount
      Class of Securities              To Be               Proposed Maximum              Proposed Maximum              Amount of
       To Be Registered             Registered      Offering Price Per Security(1)   Aggregate Offering Price      Registration Fee
       ----------------             ----------      -------------- ------------      ------------------------      ----------------
-------------------------------- ------------------ ------------------------------- --------------------------- --------------------
Common Shares, $.001                   2,185,000(2)            $4.500                     $9,832,500                        $904.59
Par value

Representative's Warrant                       1             $100.000                           $100                        --(3)

Common Shares Underlying                 190,000               $4.950                       $940,500                         $86.53
Representative's Warrant
-------------------------------- ------------------ ------------------------------- --------------------------- --------------------
   Total Amount Due                                                                                                      $991.12(5)
-------------------------------- ------------------ ------------------------------- --------------------------- --------------------




(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(2) Includes 285,000 common shares that the underwriters have the option to purchase to cover over-allotments, if any.



(3)  No fee pursuant to Rule 457(g).

(4) Issuable upon the exercise of Representative's Warrant. Pursuant to Rule 416, there are also being registered additional securities as may be required for issuance pursuant to the anti-dilutive provisions of the warrant.



(5)  Previously paid.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     [LOGO]

  The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is permitted.

                 SUBJECT TO COMPLETION, DATED JANUARY 22, 2003

PROSPECTUS
                             1,900,000 Common Shares

                            CPI AEROSTRUCTURES, INC.


     We are offering for sale 1,900,000 of our common shares on a firm-commitment basis. We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 285,000 additional common shares from us within 45 days following the date of this prospectus to cover over-allotments, if any, under certain circumstances.

     Our common shares are listed on the American Stock Exchange under the symbol "CVU". The last reported sale price of our common shares on the AMEX on January 21, 2003, was $4.26 per share.



                               ------------------


     Investing in our common shares involves a high degree of risk. See "Risk Factors" beginning on page 8 of this prospectus.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                               ------------------



                                               Underwriting         Proceeds,
                                Public         discount and          before
                            offering price      commissions      expenses, to us
                            --------------      -----------      ---------------
Per common share...........  $                   $                $
         Total.............  $                   $                $



     EarlyBirdCapital, Inc., on behalf of the underwriters, expects to deliver the shares to purchasers on or about February __, 2003.

                             EarlyBirdCapital, Inc.
                                February __, 2003

[ARTWORK - LOGO and Picture of the T-38 Aircraft, C-5 Wingtip Assemblies and the A-10 windshields.]

                                Table of Contents

Summary........................................................................3
Risk Factors...................................................................7
Use of Proceeds...............................................................12
Capitalization................................................................13
Management's Discussion and Analysis
        of Financial Condition and Results of  Operations.....................14
Business......................................................................18
Management....................................................................24
Principal Shareholders........................................................29
Description of Our Capital Shares.............................................30
Underwriting..................................................................33
Legal Matters.................................................................34
Experts.......................................................................34
Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities........................................34
Where You Can Find Additional Information.....................................35
Index to Financial Statements.................................................36

                              --------------------

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                     Summary


     This summary highlights certain information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before purchasing our common shares. Unless otherwise stated in this prospectus, references to "we," "us," "our" or "CPI" refer to CPI Aerostructures, Inc. Unless otherwise stated, all financial information contained in the prospectus does not include the discontinued operations of our subsidiary, Kolar, Inc., and assumes that the underwriters will not exercise their option to purchase an additional 285,000 shares.

General

     CPI Aerostructures, Inc. is engaged in the contract production of structural aircraft parts principally for the United States Air Force and other branches of the U.S. armed forces. We also provide aircraft parts to the commercial sector of the aircraft industry but, due to the soft global economy, we believe that significantly weaker business prospects exist in this sector. Our strategy for growth includes de-emphasizing our commercial operations and concentrating on government and military sales. All of our revenues for 2002 and 92% of our revenues for 2001 were derived from government contract sales. CPI was awarded approximately $24.5 million in new contract awards in 2002, a 28% increase over 2001. This marks the sixth consecutive year in which CPI has shown double-digit growth in contract awards.



     We operate as a "mini-prime" contractor supplying structural aircraft parts under prime contracts with several branches of the U.S. Government. In that capacity, we deliver skin panels, leading edges, flight control surfaces, engine components, wing tips, cowl doors, nacelle assemblies and inlet assemblies for military aircraft such as the C-5A "Galaxy" cargo jet, the T-38 "Talon" jet trainer, the C-130 "Hercules" cargo jet, the A-10 "Thunderbolt" or "Warthog" attack jet and the E-3 "Sentry" AWACS jet. We also supply commercial aircraft products including aprons and engine mounts, which attach jet engine housing to aircraft such as the Lear 60 and Astra Galaxy business jets. Our products are sub-assemblies, a series of parts fixed together to form a larger unit that will comprise a part of a complex aerodynamic structure. In conjunction with our assembly operations, we provide engineering, technical and program management services to our customers.



     Due to budget constraints in the mid to late 1990's, the Clinton Administration closed several military installations and began outsourcing the assembly of component parts into subassemblies. Until then, the military had performed this function internally. The ability to manage the bidding process, subcontract production of components and assemble components into subassemblies is our core competency and the government's decision to outsource this function has resulted in increased business opportunities for us. Fueled by new defense contract awards, our revenue has grown significantly over the past few years. Our revenue growth has averaged 41% per annum since 1997. From 1997 through 2002, the dollar value of defense contracts awarded to us has increased at a compounded annual growth rate of 53%.

     CPI has 22 years of experience as a prime contractor, completing over 1,100 contracts to date. Most members of our management team have held management positions at large defense contractors, including Grumman, Lockheed and Fairchild. Our technical team possesses extensive technical expertise and program management and integration capabilities. Our competitive advantage lies in our ability to offer large contractor capabilities with the flexibility and responsiveness of a small company, while staying competitive in cost and delivering superior quality products. While the larger prime contractors compete for significant modification awards and subcontract components to other suppliers, they generally do not compete for awards for smaller modifications or spares and repair parts, even for planes for which they are the original manufacturer. We also qualify as a small business because we have less than 1,000 employees, and this allows us to compete on military awards set aside for companies with this small business status.

     While historically the majority of our contracts have been valued below $200,000, we have recently competed for, and were awarded, significantly larger contracts, including an estimated $61 million award for the T-38 "Talon" jet trainer. We intend to continue to bid on these larger contracts. We will use the proceeds of this offering to repay in full all of our indebtedness for borrowed funds. We believe that our improved financial condition as a result of this offering and our success with the T-38 program will allow us to compete more effectively for larger awards in the future.

Corporate Information

     CPI was incorporated under the laws of the State of New York in January 1980 under the name Composite Products International, Inc. CPI changed its name to Consortium of Precision Industries, Inc. in April 1989 and then to CPI Aerostructures, Inc. in July 1992.

     Our principal office is located at 200A Executive Drive, Edgewood, New York 11717 and our telephone number is (631) 586-5200.

Discontinued Operations

     In 1997, in an effort to diversify our business, we acquired Kolar Machine, Inc., a manufacturer of precision machined parts for the electronics industry. As a result of the downturn in the electronic manufacturing sector, we terminated Kolar's operations in December 2001, closed its Ithaca facility and liquidated most of its assets through an auction in February 2002. As a result of our decision to close the Kolar facilities and liquidate its assets, Kolar's operations have been classified as "discontinued."



The Offering

Securities offered...............       1,900,000 common shares

Shares outstanding at
January 22, 2003.................       2,805,668

Shares to be outstanding
after the offering...............       4,705,668

Use of proceeds..................       We intend to use the net proceeds of
                                        this offering, expected to be
                                        approximately $7,187,000, for repayment
                                        of approximately $5.7 million of debt
                                        and for working capital and other
                                        general corporate purposes.


American Stock Exchange Symbol...........    CVU

Except as set forth in the financial statements or as otherwise specifically stated, all information in this prospectus assumes:



o No exercise of the underwriters' over-allotment option to purchase up to 285,000 shares of our common shares;

o No exercise of the representative's warrant to purchase up to 190,000 shares of our common shares;



o No exercise of options granted under our stock option plans, under which there are an aggregate of 1,470,146 of our common shares reserved for issuance, and options to purchase 1,222,338 common shares outstanding at exercise prices from $1.20 to $8.46.

o No exercise of warrants to purchase 37,088 of our common shares granted outside of our option plans, at exercise prices from $1.65 to $4.50 per share; and

o No conversion of a $4.0 million principal amount promissory note, convertible into 333,334 common shares.

Risks

     As part of your evaluation of us, you should take into account not only our business approach and strategy, but also the special risks we face in our business. Because our business is substantially dependent upon contracts with the U.S. government, we are subject to a number of risks. Some of these risks are: the government's ability to terminate their contracts with us at any time; the government's ability to reduce or modify its contracts if its requirements or budgetary constraints change; the government's right to suspend or debar us from doing business with them; and competition in the bidding process for government contracts.

Summary Financial Information

     The summary historical financial information presented below for the years ended December 31, 2000 and 2001, have been derived from our audited consolidated financial statements and notes included elsewhere in this prospectus, which have been reclassified to reflect the operations of Kolar, Inc., as discontinued operations. The summary historical financial information for the nine month periods ended September 30, 2001 and 2002, have been derived from our unaudited consolidated financial statements and notes included elsewhere in this prospectus, which have been reclassified to reflect the operations of Kolar as discontinued operations. In our opinion the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, which consist of only normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented.

     You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included elsewhere in this prospectus.


                                                            Fiscal Year Ended                             Nine Months Ended
                                                 ----------------------------------------   ----------------------------------------
                                                  December 31, 2000    December 31, 2001    September 30, 2001    September 30, 2002
                                                  -----------------    -----------------    ------------------    ------------------
Statement of Operations Data:
Revenues                                              $8,261,351          $15,024,027             $10,631,858           $17,988,748
Cost of sales                                          5,676,229           10,955,264               7,015,993            12,549,892
                                                   -------------        -------------          --------------         -------------
    Gross profit                                       2,585,122            4,068,763               3,615,965             5,438,856
G&A expenses                                           1,421,758            1,479,421               1,145,607             1,800,641
                                                   -------------        -------------          --------------         -------------
    Income (loss) from operations                      1,163,364            2,589,342               2,470,358             3,638,215
Other income (expense), net                             (233,428)              (1,620)                 (9,223)                3,642
Interest expense                                         106,157             (155,825)               (126,707)             (318,965)
                                                   -------------        -------------          --------------         -------------
Total other income                                      (339,585)            (157,445)               (135,930)             (315,323)
Income (loss) before taxes                               823,779            2,431,897               2,334,428             3,322,982
Provision (benefit) for income taxes                    (126,000)                   0                 934,000              (529,000)
                                                   -------------        -------------          --------------         -------------
Net income (loss) from continuing operations             949,779            2,431,897               1,400,428             2,793,892
Net income (loss) from discontinued operations           979,427          (14,070,016)             (1,571,481)                    0
                                                   -------------        -------------          --------------         -------------
Net income (loss)                                     $1,929,206         ($11,638,119)              ($171,053)           $2,793,892
                                                   =============        =============          ==============         =============

Basic Income (loss) per Share:
       Income (loss) per share from continuing             $0.36                $0.92                   $0.88                 $1.03
                operations
       Income (loss) per share from                         0.37                (5.31)                  (0.94)                    0
                discontinued operations            -------------        -------------          --------------         -------------
       Income (loss) per share outstanding                 $0.73               ($4.39)                 ($0.06)                $1.03
                                                   =============        =============          ===============        =============
       Weighted average common share outstanding       2,648,509            2,653,538               2,652,355             2,700,785
                                                   =============        =============          ===============        =============

Other Financial Data:
Capital expenditures                                     $70,837              $19,307                 $14,507               $40,011
Depreciation and amortization                             30,194               35,653                  26,355                30,931



     The information for September 30, 2002 includes income taxes computed at an effective tax rate of 15.9% because we estimate we will utilize $800,000 of our net operating loss carryforward.

     The following table summarizes our balance sheet information as of December 31, 2001 and as of September 30, 2002. The pro forma information gives effect to reduction of the principal and interest owed under a $4.0 million principal amount convertible promissory note held by Ralok, Inc. which we have the right to purchase for $2.7 million. As of September 30, 2002, there was $996,650 of interest accrued on the note. Ralok is the entity from which we purchased the assets of Kolar Machine, Inc. The pro forma as adjusted information gives further effect to our receipt of estimated net proceeds of $7,187,000 from the sale of our common shares being offered pursuant to this prospectus.


                                                         December 31, 2001                      September 30, 2002
                                                         -----------------    ------------------------------------------------------
                                                                                                                        Pro Forma
                                                              Actual                  Actual           Pro Forma       (as adjusted)
                                                              ------                  ------           ---------       -------------
Balance Sheet Data:
Working capital (deficit)                                  (2,807,657)                266,304          2,566,304           9,753,304
Total assets                                               13,830,697              14,035,432         14,035,432          15,522,432
Total liabilities                                          16,184,868              13,479,562         11,179,562           5,479,562
Shareholders' equity (deficit)                             (2,354,171)                555,870          2,855,870          10,042,870


                                  Risk Factors

     Before making an investment in our common shares, you should consider carefully the risk factors described below, as well as the other information appearing in this prospectus, including the financial statements and related notes.

                          Risks Related to Our Business

We depend on government contracts for most of our revenues.



     We are a supplier, either directly or as a subcontractor, to the U.S. government and its agencies, principally the U.S. Air Force. All of our revenues for 2002 and 92% of our revenues for 2001 were derived from government contract sales. One of our contracts, for the T-38 "Talon", accounted for 29.5% of our revenue for 2002. We depend on these government contracts for most of our business. If we are suspended or debarred from contracting with the U.S. government, if our reputation or relationship with individual federal agencies were impaired, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our business, prospects, financial condition and operating results would be materially adversely affected.



We face risks relating to government contracts.

     There are inherent risks in contracting with the U.S. government, including risks that are peculiar to the defense industry, which could have a material adverse effect on our business, prospects, financial condition and operating results. All contracts with the U.S. government contain provisions and are subject to laws and regulations that give the government rights and remedies not typically found in commercial contracts, including rights that allow the government to:

     o    terminate contracts for convenience in whole or in part at any time;

     o reduce or modify contracts or subcontracts if its requirements or budgetary constraints change;

     o cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

     o adjust contract costs and fees on the basis of audits completed by its agencies;

     o    claim rights in products and systems produced by us;

     o    suspend or debar us from doing business with U.S. government; and

     o    control or prohibit the export of our products.


     If the U.S. government terminates a contract for convenience, we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, we may not recover even those amounts, and instead may be liable for excess costs incurred by the government in procuring undelivered items and services from another source.

We have risks associated with competing in the bidding process for U.S. government contracts.

     We obtain many of our U.S. government contracts through a competitive bidding process. In the bid process, we face the following risks:

     o We must bid on programs in advance of their completion, which may result in unforeseen technological difficulties or cost overruns;

     o We must devote substantial time and effort to prepare bids and proposals for competitively awarded contracts that may not be awarded to us; and

     o Awarded contracts may not generate sales sufficient to result in profitability.

We are subject to strict governmental regulations relating to the environment which could result in fines and remediation expense in the event of non-compliance.

     We are required to comply with extensive and frequently changing environmental regulations at the federal, state and local levels. Among other things, these regulatory bodies impose restrictions to control air, soil and water pollution, to protect against occupational exposure to chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous substances into the environment. This extensive regulatory framework imposes significant compliance burdens and risks on us. In addition, these regulations may impose liability for the cost of removal or remediation of certain hazardous substances released on or in our facilities without regard to whether we knew of, or caused, the release of such substances. Furthermore, we are required to provide a place of employment that is free from recognized and preventable hazards that are likely to cause serious physical harm to employees, provide notice to employees regarding the presence of hazardous chemicals and to train employees in the use of such substances. Our operations require the use of a limited amount of chemicals and other materials for painting and cleaning that are classified under applicable laws as hazardous chemicals and substances. If we are found not to be in compliance with any of these rules, regulations or permits, we may be subject to fines, remediation expenses and the obligation to change our business practice, any of which could result in substantial costs that would adversely impact our business operations and financial condition.

We may be subject to fines and disqualification for non-compliance with Federal Aviation Administration regulations.

     We are subject to regulation by the Federal Aviation Administration under the provisions of the Federal Aviation Act of 1958, as amended. The FAA prescribes standards and licensing requirements for aircraft and aircraft components. We are subject to inspections by the FAA and may be subjected to fines and other penalties (including orders to cease production) for noncompliance with FAA regulations. Our failure to comply with applicable regulations could result in the termination of or our disqualification from some of our contracts, which could have a material adverse effect on our operations.

We had a shareholders' deficit and working capital deficit for December 31, 2001.

     At December 31, 2001, we had a shareholders' deficit (i.e., the amount by which liabilities exceed assets) of approximately $2.3 million. We also had negative working capital (the amount by which current liabilities exceed current assets) of $2,807,657 at December 31, 2001. These types of deficits indicate that we may not be able to pay our debts as they become due. There can be no assurance that we will not experience such deficits again in the future.



We do not have sufficient resources available to repay our debt in full without the proceeds from this offering, and there can be no assurance that we will raise sufficient funds in this offering or find replacement capital, or that additional arrangements can be made to restructure the terms of the debt.

     We currently owe several banks approximately $2,771,055 in principal amount, payable monthly, with a final payment due on June 30, 2003, bearing interest at the prime rate plus 3.5% per annum, and $246,517 in principal amount, payable monthly, with a final payment due on September 30, 2007, bearing interest at the rate of 8.3% per annum. The debt is secured by all of CPI's and Kolar's assets. We also owe $4,000,000 in principal amount to Ralok plus accrued interest of $1,097,251 as of December 31, 2002, which is due on September 30, 2003, unless the maturity date of the bank loans is extended, in which case the Ralok note will mature ninety days after the extended maturity date of the bank loans, but not later than September 30, 2007. This note bears interest at the rate of 8% per annum. At September 30, 2002, our debt to equity ratio was 24.25 to 1. We intend to raise enough proceeds in this offering to repay the bank loans in full and purchase the Ralok note. There can be no assurance that we will raise enough proceeds in this offering to repay our debt, and if we do not, we may not be able to make additional arrangements to restructure the terms of the debt or to find replacement capital, to repay our debt. If we do not repay our debt when due, the banks will be entitled to foreclose on their security interest and sell our assets.

Our debt facilities contain restrictive covenants which may adversely affect us.

     The debt facilities contain restrictive covenants which, among other things, restrict us from:

     o    incurring additional debt;
     o    incurring liens;
     o    paying dividends;
     o    making certain other restricted payments or investments;
     o    consummating certain asset sales;
     o    entering into certain transactions with affiliates; and
     o    merging or consolidating with another entity.



     The debt facilities also require us to maintain specified financial ratios and satisfy certain financial tests, including ratios and tests relating to consolidated tangible net worth, fixed charges coverage ratios, consolidated net income and earnings before interest, taxes, depreciation and amortization (EBITDA). Our ability to meet the financial ratios and tests may be affected by events beyond our control. A breach of any of these covenants could result in an event of default under the debt facilities. As of December 31, 2002, we were in compliance with all of our covenants. If an event of default occurs, the lenders are permitted to accelerate the debt and demand repayment in full. If we do not repay our debt when due, the banks will be entitled to foreclose on their security interest and sell our assets. In that event, our assets subject to the security interest could be sold, and we might have to curtail our operations.



If the contracts associated with our backlog were terminated, our financial condition would be adversely affected.



     The maximum contract value specified under each government contract that we enter into is not necessarily indicative of the revenues that we will realize under that contract. Because we may not receive the full amount we expect under a contract, we may not accurately estimate our backlog because the actual accrual of revenues on programs included in backlog may never occur or may change. Cancellations of pending contracts or terminations or reductions of contracts in progress could have a material adverse effect on our business, prospects, financial condition or results of operations. As of December 31, 2002, our backlog was $70,735,023, of which 27% was funded and 73% was unfunded.



We may be unable to retain personnel who are key to our operations.

     Our success, among other things, is dependent on our ability to attract and retain highly qualified senior officers and engineers. Competition for key personnel is intense. Our ability to attract and retain senior officers and experienced, top rate engineers is dependent on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent. The inability to hire and retain these persons may adversely affect our production operations and other aspects of our business.

                          Risks related to the offering

The market price of our common shares is highly volatile.

     The market price of our common shares has been highly volatile and may continue to be volatile in the future. As a result of our share price volatility, it is difficult to determine the true market value of our company.

Investors in this offering may experience dilution upon the exercise of options and warrants.



     We currently have outstanding options and warrants to purchase 1,259,426 of our common shares. There are 247,808 common shares available under our existing equity performance plans that may be subject to future awards. Upon consummation of this offering, the representative of the underwriters will be issued a warrant to purchase up to 190,000 common shares. On April 1, 2003, we will grant options to purchase an aggregate of 30,000 common shares to our non-employee directors. Investors in this offering may experience a reduction in percentage ownership of the company and dilution in the net tangible book value of their investment upon the exercise of these outstanding options and warrants and any we may issue in the future.

There could be substantial sales of our common shares after the expiration of lock-up periods, which could cause the price of our common shares to fall.



     After the offering, 4,705,668 of our common shares will be outstanding. Of the common shares outstanding after the offering, the resale of 311,418 shares will be restricted under lock-up agreements that restrict the holders' ability to transfer our shares for at least 13 months after the date of this prospectus, except that the representative has agreed that Mr. Arthur August may adopt a plan under Rule 10b5-1 of the Securities Exchange Act of 1934, pursuant to which he can sell up to 10,000 of his common shares per month during the lock-up period commencing three months after the date of this prospectus. Most of the remaining outstanding shares may be sold freely without restriction. Our underwriters may in their sole discretion waive or permit us to waive the lock-up at any time for any shareholder. Moreover, all of the shares underlying our outstanding options have been registered and may be sold freely immediately after they are exercised. Sales of a substantial number of our common shares could cause the price of our securities to fall. Additionally, these sales could impair our ability to raise capital by selling additional securities.

A significant amount of the proceeds from this offering will not be used grow our business.

     Approximately 79% of the net proceeds to be received by us in connection with this offering will be allocated to debt repayment, with the balance allocated to working capital and other general corporate purposes. Accordingly, there will not be a significant amount of funds available to assist in the growth of our business.



Provisions of our certificate of incorporation, by-laws and New York laws may prevent a change in control even if such change of control would result in an increase in our share price.

     New York law. We are subject to Section 912 of the New York Business Corporation Law. In general, Section 912 prohibits a publicly held New York corporation from engaging in a business combination with an interested shareholder (a person who owns, or within five years did own, 20% or more of the corporation's voting shares) for a period of five years after the date of the transaction in which the person became an interested shareholder unless, prior to such date, the corporation's board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

     Certificate of incorporation and bylaws. Our certificate of incorporation provides for a board of directors divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected each year. A shareholder entitled to vote for the election of directors may nominate a person or persons for election as director only if written notice of such shareholder's intent to make such nomination is given to our secretary not later than 120 days in advance of the meeting. Our certificate of incorporation and by-laws do not provide for cumulative voting rights. This means that holders of a majority of our capital shares who vote in the election of directors can elect all of the directors and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

     Our certificate of incorporation provides that shareholder actions by consent require the consent of all of our shareholders. This has the effect of delaying the ability of a majority shareholder to acquire control of our board of directors.

     We are authorized to issue up to 5,000,000 preferred shares. These shares may be issued in one or more series and our board of directors may determine the terms of any shares of newly issued preferred shares at the time of issuance, without further shareholder action. These terms may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. Any issuance of our preferred shares, depending upon the rights, preferences and designations of these shares, may delay, deter or prevent a change in control of our company, or could result in the dilution of the voting power of any of our common shares you purchase in the offering. We have no present plans to issue any preferred shares.

                           Forward-Looking Statements

     This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. The words "anticipate," "believe," "estimate," "expect," "plan," "intend" and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. We cannot assure you that any of our expectations will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, without limitation, our ability to service our debt or to obtain financing, our ability to win government contract awards and to attract and retain a sufficient revenue-generating customer base, and general economic conditions.

                                 Use of Proceeds



     We expect the net proceeds of this offering to be approximately $7,187,000. If the underwriters exercise their right to purchase an additional 285,000 shares, the net proceeds will be approximately $8,328,425. These estimates assume that the public offering price is $4.50 per share. We compute net proceeds by deducting the underwriting discount and our estimated offering expenses from the total offering price.



     We intend to use the net proceeds of this offering as follows:

     o $2.7 million to purchase a note held by Ralok, Inc. in the principal amount of $4 million, which is currently accruing interest at the rate of 8% per annum and matures on September 30, 2003;



     o repayment of approximately $3 million in principal amount of bank loans, of which $2,771,055 bears interest at the prime rate plus 3.5% per annum and matures on June 30, 2003; and $246,517 bears interest at a rate of 8.3% per annum and matures on September 30, 2007; and

     o    approximately $1.4 million for working capital.



     Our agreement with the banks obligates us to use the net proceeds of this offering to pay the bank loans in full. In November 2002, we entered into an agreement with Ralok that grants us the right to purchase the Ralok note, including all principal and accrued interest, for an aggregate purchase price of $2.7 million, at any time until April 30, 2003. We are obligated to purchase the Ralok note if the net proceeds of this offering are at least $4 million.

     Unforeseen events, unexpected expenses, delays and other matters may make it necessary to reallocate or revise the anticipated uses and amounts set forth above. Although there are no current plans to do so, our board of directors reserves the right, in the exercise of its business judgment, to alter the estimates and anticipated uses set forth herein.

                                 Capitalization

     The following table sets forth our cash and capitalization:

     o    on an actual basis as of September 30, 2002;



     o on a pro forma basis reflecting the reduction of the principal and interest owed under a $4.0 million principal amount convertible promissory note held by Ralok, Inc., which we have the right to purchase the note for $2.7 million. As of September 30, 2002, there was $996,650 of interest accrued on the note; and



     o on an as adjusted basis reflecting the sale of common shares in this offering.

     You should read this table in conjunction with the financial statements beginning on page F-1 of this prospectus.



                                                                                     September 30, 2002
                                                              -------------------------------------------------------------
                                                                                                              Pro forma
                                                                     Actual              Pro forma           as adjusted
                                                                     ------              ---------           -----------
Cash, cash equivalents and short-term investments                 $    121,002       $     121,002             1,608,002
Property and equipment, net                                            110,340             110,340               110,340
Total current assets                                                13,745,866          13,745,866             1,718,342
                                                                   ===========          ==========             =========

Liabilities and shareholders' equity:
Debt and capital lease obligations:
     Note payable-Seller                                             4,898,035           2,700,000                     0
     Capital lease obligations (including current portion)             127,904             127,904               127,904
                                                                   -----------          ----------             ---------
     Debt and capital lease obligations                              5,025,939           2,827,904               127,904
                                                                   -----------          ----------             ---------

Shareholders' equity (deficit):

     Common shares--$.001 par value, authorized 50,000,000
     shares, issued and outstanding 2,735,670; preferred
     shares, authorized 5,000,000 shares, none issued and
     outstanding                                                         2,736               2,736                 4,636
     Additional paid-in-capital                                     12,483,092          12,483,092            19,668,192
     Accumulated deficit                                           (11,929,958)         (9,731,923)           (9,731,923)
                                                                   -----------          ----------            ----------
     Total shareholders' equity                                        555,870           2,753,905             9,940,905
                                                                   -----------          ----------            ----------

     Total capitalization                                            5,581,809           5,581,809            10,068,809
                                                                   ===========          ==========            ==========

           Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

     You should read the financial information set forth below in conjunction with our financial statements beginning on page F-1. Except as otherwise indicated, the following discussion does not include the results of operations of Kolar, Inc., which have been reclassified as discontinued operations.

Critical Accounting Policies

     Revenue Recognition

     We recognize revenue from our contracts over the contractual period under the percentage-of-completion (POC) method of accounting. Under the POC method of accounting, sales and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at the completion of the contract. Recognized revenues that will not be billed under the terms of the contract until a later date are recorded as an asset captioned "Costs and estimated earnings in excess of billings on uncompleted contracts." Contracts where billings to date have exceeded recognized revenues are recorded as a liability captioned "Billings in excess of costs and estimated earnings on uncompleted contracts." Changes to the original estimates may be required during the life of the contract. Estimates are reviewed monthly and the effect of any change in the estimated gross margin percentage for a contract is reflected in cost of sales in the period the change becomes known. The use of the POC method of accounting involves considerable use of estimates in determining revenues, costs and profits and in assigning the amounts to accounting periods. We continually evaluate all of the issues related to the assumptions, risks and uncertainties inherent with the application of the POC method of accounting.

     Income Taxes

     We account for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We record a valuation allowance that represents federal and state operating loss carryforwards for which utilization is uncertain. Management judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and the valuation allowance recorded against our net deferred tax assets. The valuation allowance would need to be adjusted in the event future taxable income is materially different than amounts estimated. We have recorded valuation allowances of $4,487,000 and $2,074,000 against our deferred tax assets at September 30, 2002 and December 31, 2001, respectively.

Results of Operations

     Nine Months Ended September 30, 2002 as Compared to the Nine Months Ended September 30, 2001



     Revenue. Our revenue for the nine months ended September 30, 2002 was $17,988,748 compared to $10,631,958 for the same period last year, representing an increase of $7,356,790 or 69%, which was due to our receipt of more contract awards in 2002.



     Gross profit. Gross profit for the nine months ended September 30, 2002 was $5,438,856, compared to $3,615,965 for the same period last year, an increase of $1,822,891 or 50%. Gross profit as a percentage of revenue for the nine months ended September 30, 2002 was 30% compared to 34% for the same period last year due primarily to a less profitable sales mix.

     Selling, general and administrative expenses. Selling, general, and administrative expenses for the nine months ended September 30, 2002 were $1,800,641, compared to $1,145,607 for the same period last year, an increase of $655,034, or 57%. This increase is largely due to legal fees associated with the discontinuance of Kolar's operations and restructuring our existing debt. Interest expense for the nine months ended September 30, 2002 was $318,965, compared to $126,707 for the same period last year, an increase of $192,258, or 151%. The increase in interest expense results from the fact that interest for the previous year was included in Kolar's income (loss) from operations prior to discontinuance of Kolar's operations.

     Income from continuing operations. Income from continuing operations for the nine months ended September 30, 2002 was $3,638,215 compared to $2,470,358 from continuing operations for the same period last year, an increase of $1,167,857, or 47%. The 2002 results include income taxes computed at an effective tax rate of 15.9% because we estimate that we will utilize $800,000 of our net operating loss carryforward. Basic income per share was $1.03 on an average of 2,700,785 shares outstanding, compared to $.53 per share from continuing operations on an average of 2,652,355 shares outstanding for the nine months ended September 30, 2001.

     Year Ended December 31, 2001 as Compared to the Year Ended December 31,
2000



     Revenue. Our revenue for the year ended December 31, 2001 was $15,024,027 compared to $8,261,351 for the year ended December 31, 2000, representing an increase of $6,762,676, or 82%, which is due to our receipt of more contract awards in 2001.



     Gross profit. Gross profit for 2001 was $4,068,763 compared to $2,585,122 for 2000, representing an increase of $1,483,641. Gross profit as a percentage of revenue for 2001 was 27%, compared to 31% for 2000. The reduction in gross profit percentage is due primarily to a less profitable sales mix.



     Selling, general and administrative expenses. Selling, general and administrative expenses for 2001 were $1,479,421 compared to $1,421,758 for 2000, representing an increase of $57,663. This increase is primarily attributable to the increased level of sales. Selling, general and administrative expenses as a percentage of revenue for 2001 and 2000 were 10% and 17%, respectively. Interest expense for 2001 was $155,825, compared to $106,157 for 2000, representing an increase of $49,668, due to draw-downs on our line of credit.

     Income from continuing operations. Net income from continuing operations was $2,431,897 for 2001 compared to $949,779 for 2000, representing an increase of $1,482,118, or 156%, due to the increased level of revenue.



     Including the operations of our discontinued Kolar subsidiary, the net loss for 2001 was $11,638,119 compared to net income of $1,929,206 for 2000, representing a decrease in net income of $13,567,325, which was primarily due to the liquidation of Kolar. Basic loss per share was $4.39 on 2,653,538 average shares outstanding compared to net income of $0.73 on 2,648,509 average shares outstanding for fiscal 2000.

     Anticipated Results of Operations for Year Ended December 31, 2002 as Compared to Year Ended December 31, 2001



     We expect that revenue will be approximately $24 million for the year ending December 31, 2002, compared to $15,024,027 for the year ended December 31, 2001, representing an increase of approximately $9.0 million, or approximately 60%. This is due to an increase in government contracts awarded to us in 2002, which trend we expect to continue into 2003. Because we expect to utilize approximately $1,600,000 million of our net operating loss carryforward, we expect basic earnings per share for the year to be in excess of $1.50.



Liquidity and Capital Resources

     General

     At September 30, 2002 we had working capital of $266,304 compared to a deficiency of $2,807,657 at December 31, 2001, an increase of $3,073,961. This increase is primarily attributable to an increase in costs and estimated earnings in excess of billings on uncompleted contracts of approximately $3,250,000.

     Net cash used in operating activities for the nine months ended September 30, 2002 was $74,762. This decrease in cash was primarily the result of cash being used for new contracts of $3,247,461.



     On a rolling basis, there is a portion of our "costs and estimated earnings in excess of billings on uncompleted contracts" that we do not expect to be able to collect within the next year. The amount not expected to be collected within one year was approximately $1,203,000 at December 31, 2001 and approximately $1,137,000 at September 30, 2002. These amounts relate to the start up expenses incurred in 1989 and 1990, in the early stages of our one remaining commercial contract. As we near the completion of this contract, we will bill and collect more than our expenses. Thus, we anticipate that the amount not expected to be collected within one year will continue to decrease through the completion of this contract, now estimated to be late 2004 or early 2005.

     Financing Arrangements



     At December 31, 2001, Kolar was in default under its debt facilities with JPMorgan Chase Bank (formerly known as Chase Manhattan Bank) and GE Capital CFE, Inc. (as assignee of Mellon Bank, N.A.) and its convertible note with Ralok, Inc. The debt was guaranteed by CPI and secured by all of CPI and Kolar's assets. In December 2001, we discontinued Kolar's operations and began the process of liquidating its assets. The proceeds from the auction of Kolar's machinery and equipment and the sale of its real estate, which are estimated to be an aggregate of $860,000, are being used to pay a portion of the debt owed to the bank lenders. The proceeds of the sales, however, are not sufficient to provide for payment in full of all of Kolar's bank debt. In 2002, we issued an aggregate of 70,000 of our common shares to Chemical Investments, Inc. (as designee of JPMorgan Chase) and 20,000 common shares to GE Capital CFE, Inc.
(as designee of Mellon Bank, N.A.) as consideration for their agreement to extend the due date of the loan and for their services in connection with amending the loan documents.

     In June 2002, CPI restructured the debt with the banks and Ralok. As restructured, we currently owe the banks approximately $2,771,055 in principal amount bearing interest at the prime rate plus 3.5% per annum, with a final payment due on June 30, 2003, and $246,517 in principal amount bearing interest at the rate of 8.3% per annum, with a final payment due on September 30, 2007. Additionally, we agreed that if any portion of the loans currently held by GECapital CFE, Inc. in the principal amount of approximately $1,012,926 are not repaid or refinanced in their entirety by the dates set forth below, we would pay loan fees in the following amounts:

     o    on or before September 30, 2002, a fee of $25,000;
     o    on or before December 31, 2002, a fee of $50,000;
     o    on or before March 31, 2003, a fee of $100,000; and
     o    on or before June 30, 2003, a fee of $150,000.

     We paid the $25,000 fee due on September 30, 2002 and the $50,000 fee due on December 31, 2002. Our agreement with the banks also obligated us to use the net proceeds of this offering first to pay the bank loans in full.

     We also amended the $4,000,000 principal amount convertible promissory note held by Ralok, which bears interest at a rate of 8% per annum and which was originally due on June 30, 2002. As amended, the note will mature on September 30, 2003, unless the maturity date of the bank loans is extended, in which case the Ralok note will mature 90 days after the extended maturity date of the bank loans, but not later than September 30, 2007. The Ralok note is secured by a security interest in all of our assets and that is subordinate to the security interest of the bank lenders. The principal amount of the note is currently convertible, at Ralok's option, into 333,334 of our common shares. Pursuant to the terms of the subordination agreement between the bank lenders and Ralok, Ralok is prohibited from receiving current payments of interest on its note. Until repaid, it will continue to accrue interest, which will be compounded monthly and paid at maturity together with the principal amount. As of December 31, 2002, there was $1,097,251 of accrued interest on the note. In November 2002, we entered into an agreement with Ralok which grants us the right to purchase the Ralok note, including all principal and accrued interest, at any time until April 30, 2003, for an aggregate purchase price of $2.7 million. If the net proceeds of this offering are at least $4 million, we are obligated to purchase the Ralok note.

     We intend to raise enough proceeds in this offering to repay the bank loans in full and purchase the Ralok note. We intend to obtain a credit line then for working capital on terms more favorable to us than our existing bank loans, although we have no agreements currently in place for such credit line. If we do not raise enough proceeds to repay our existing debt, we intend to extend or refinance it. We have had preliminary discussions with financing institutions which have led us to believe that, in such event, we should be able to extend or refinance our existing debt. However, we cannot assure you that we will be able to make additional arrangements to restructure the terms of the debt or to find replacement capital.

     Upon successful completion of this offering and repayment of our outstanding debt, we believe our resources will be sufficient to meet our current working capital needs for at least the next 12 months. If we do not raise enough proceeds in this offering to repay our existing debt, we believe our current level of operations and existing net assets will be sufficient to fund our operations through June 30, 2003, the due date of substantially all of our bank debt.



     In September 2002, we engaged a broker/dealer to act as placement agent to raise money for us on a private placement basis. In October 2002, we, together with the placement agent, met with several investors to discuss the prospect of raising approximately $7.5 million through a private offering of our common shares. The proceeds of the private placement would have been used for the same purposes that we intend to use the proceeds of this offering. On October 25, 2002, we terminated our relationship with this broker/dealer and abandoned our private placement efforts. No offers to buy or indications of interest from investors were ever accepted. This prospectus supersedes any materials that may have been given to prospective investors in connection with the private placement.

     The table below summarizes information about our contractual obligations as of September 30, 2002 and the effects these obligations are expected to have on our liquidity and cash flow in the future years.



--------------------------------------------- --------------------------------------------------------------------------------------
          Contractual Obligations                                            Payments Due By Period ($)
--------------------------------------------- ----------------- --------------------- ----------------- -------------- -------------
                                                   Total          Less than 1 year       1-3 years         4-5 years   After 5 years
--------------------------------------------- ----------------- --------------------- ----------------- -------------- -------------
Short-Term Debt                                  8,213,167         8,006,046              117,739           89,382             0
--------------------------------------------- ----------------- --------------------- ----------------- -------------- -------------
Capital Lease Obligations                          127,904           127,904                    0                0             0
--------------------------------------------- ----------------- --------------------- ----------------- -------------- -------------
Operating Leases                                         0                 0                    0                0             0
--------------------------------------------- ----------------- --------------------- ----------------- -------------- -------------
Employment Agreement Compensation*               1,707,205           574,175              815,030          183,000       135,000
--------------------------------------------- ----------------- --------------------- ----------------- -------------- -------------
Total Contractual Cash Obligations              10,048,276         8,708,125              932,769          272,382       135,000
--------------------------------------------- ----------------- --------------------- ----------------- -------------- -------------

* The employment agreements provide for bonus payments that are excluded from these amounts.



     Inflation

     Inflation has historically not had a material effect on our operations.

                                    Business

General



     CPI Aerostructures, Inc. is engaged in the contract production of structural aircraft parts principally for the United States Air Force and other branches of the U.S. armed forces. We also provide aircraft parts to the commercial sector of the aircraft industry but, due to the soft global economy, we believe that significantly weaker business prospects exist in this sector. Our strategy for growth includes de-emphasizing our commercial operations and concentrating on government and military sales. All of our revenues for 2002 and 92% of our revenues for 2001 were derived from government contract sales. CPI was awarded approximately $24.5 million in new contract awards in 2002, a 28% increase over 2001. This marks the sixth consecutive year in which CPI has shown double-digit growth in contract awards.



     We operate as a "mini-prime" contractor supplying structural aircraft parts under prime contracts with several branches of the U.S. Government. In that capacity, we deliver skin panels, leading edges, flight control surfaces, engine components, wing tips, cowl doors, nacelle assemblies and inlet assemblies for military aircraft such as the C-5A "Galaxy" cargo jet, the T-38 "Talon" jet trainer, the C-130 "Hercules" cargo jet, the A-10 "Thunderbolt" or "Warthog" attack jet and the E-3 "Sentry" AWACS jet. We also supply commercial aircraft products including aprons and engine mounts, which attach jet engine housing to aircraft such as the Lear 60 and Astra Galaxy business jets. Our products are sub-assemblies, a series of parts fixed together to form a larger unit that will comprise a part of a complex aerodynamic structure. In conjunction with our assembly operations, we provide engineering, technical and program management services to our customers.



     Due to budget constraints in the mid to late 1990's, the Clinton Administration closed several military installations and as a result began outsourcing many functions, including the assembly of aircraft structural component parts into subassemblies. Until then, the military had performed this function internally. The ability to manage the bidding process, subcontract production of components and assemble components into subassemblies is our core competency and the government's decision to outsource this function has resulted in increased business opportunities for us. Fueled by new defense contract awards, our revenue has grown significantly over the past few years. Our revenue growth has averaged 41% per annum since 1997. From 1997 through 2002, the dollar value of defense contracts awarded to us has increased at a compounded annual growth rate of 53%.

     CPI has 22 years experience as a prime contractor, completing over 1,100 contracts to date. Most members of our management team have held management positions at large defense contractors, including Grumman, Lockheed and Fairchild. Our technical team possesses extensive technical expertise and program management, and integration capabilities. Our competitive advantage lies in our ability to offer large contractor capabilities with the flexibility and responsiveness of a small company, while staying competitive in cost and delivering superior quality products. While the larger prime contractors compete for significant modification awards and subcontract components to other suppliers, they generally do not compete for awards for smaller modifications or spares and repair parts, even for planes for which they are the original manufacturer. We also qualify as a small business because we have less than 1,000 employees, and this allows us to compete on military awards set aside for companies with this small business status.



     While historically the majority of our contracts are valued below $200,000 we have recently competed for, and were awarded, significantly larger contracts, including an estimated $61 million award for the T-38 "Talon" jet trainer. We intend to continue to bid on these larger contracts. We believe that our improved financial condition as a result of this offering and our success with the T-38 program will allow us to compete more effectively for larger awards in the future.

Significant Contracts



     The ongoing maintenance of existing aircraft by the U.S. Air Force is the primary driver of our growth in both the number of contracts and the size of awards. Our contracts with the Air Force accounted for substantially all of our revenue for 2001 and 2002, respectively. In most cases the contracts relate to an aircraft that is no longer being manufactured and is required to be maintained for a number of years. CPI has been awarded contracts within these maintenance programs on the C-5A, T-38 and E-3 aircraft. The following are current Department of Defense (DOD) budget amounts for 2003 program spending on these aircraft:

         Aircraft          2003 Program Spending *
         --------          -----------------------
         C-5A              $363,803,000
         T-38              $168,112,000
         E-3               $ 29,478,000

         * Source:  Department of Defense



     The C-5A "Galaxy" cargo jet is one of the largest aircraft in the world and can carry a maximum cargo load of 270,000 pounds. Lockheed delivered the first C-5A in 1970. The C-5A Galaxy carries fully equipped combat-ready military units to any point in the world on short notice and then provides field support to sustain the fighting force. The Air Force has created a comprehensive program to ensure the capabilities of its C-5A fleet until 2040. We are one of the leading suppliers of structural spare parts and assemblies for the C-5A aircraft. We assemble numerous C-5A parts, including panels, slats, spoilers and wing-tips and are the only supplier of C-5A wing-tips to the U.S. government. Like the C-5A itself, the wing-tip is a large structure and is expensive -- up to $750,000 for each replacement piece. Our first C-5A contract was $589,908 of structural spares and was awarded in 1995. Since then we have received awards aggregating approximately $36 million. C-5A contracts accounted for 50.3% of our revenues for 2002.

     The T-38 "Talon" is a twin-engine, high-altitude, supersonic jet primarily used for pilot training. The Talon first flew in 1959. More than 1,100 were delivered to the Air Force between 1961 and 1972, when production ended. There are approximately 500 T-38's in active service with the Air Force. The Air Force has a program designed to extend the structural life of the T-38 until 2020. In 2001, we were awarded a ten-year contract to build the structural inlets for the T-38 Propulsion Modification Program. The T-38 contract is the largest in our history, worth an estimated $61 million over the ten-year life of the program. The length and size of this program allow us to develop a long-term backlog and establish ourselves as a successful prime contractor for larger and longer term programs. The T-38 contract accounted for 29.5% of our revenues for 2002.

     The E-3 "Sentry" is an airborne warning and control systems (AWACS) aircraft that provides all-weather surveillance, command, control and communications to the U.S., NATO and other allied air defense forces. The E-3 is used primarily by the United States and NATO to detect, identify and track airborne enemy forces. It is the premier air battle command and control aircraft in the world today. Boeing delivered the first E-3 in 1977 and there are approximately 30 E-3 aircraft in active service with the Air Force. We currently have contract awards on the E-3 aggregating approximately $4.9 million. We make nose cowlings, skin panels and pan, rod, brace and seal assemblies for the E-3. E-3 contracts accounted for 6.4% of our revenues for 2002.

Sales and Marketing

     We obtain all of our military contracts for our products and services through the process of competitive bidding. While historically the majority of our contracts have been valued below $200,000, we have successfully competed for and have been awarded significantly larger contracts. Our average sales cycle, which generally commences at the time a prospective customer issues a request for proposal and ends upon execution of a contract with the customer, typically ranges from six months to one year. Our military customers have included Defense Supply Center Richmond, Wright-Patterson Air Force Base (AFB), Warner Robins
(AFB), Tinker (AFB), NAVICP, Hill (AFB), U.S. Army, and Redstone. Our commercial customers have included B.F. Goodrich (Rohr), Northrop Grumman, Lockheed
Martin, Nordam, Shinmaywa, and Derco.

         We use third party service providers to help locate small government contracts that are regularly posted by the various defense logistic agencies. The service providers screen contracts according to the criteria set by us and forward matching contracts to us. We then view the relevant contracts directly on the government websites and choose the contracts on which we will bid. We generally bid on 40 to 50 contracts per week. Over the past three years, we have been awarded approximately 10% of the contracts on which we have bid.

         We qualify for small business status because we have less than 1,000 employees. The military's Fiscal Year 2002 program goals for small business prime contracting were 23%, with 40% for subcontracting. Approximately 20% of the value of our current contracts were awarded to us under this program.

     The U.S. Air Force operates three Air Logistics Centers (ALC) through which it purchases all structural replacement and modification parts. Each ALC is located on a domestic Air Force base and is responsible for the repair and modification of different aircraft. Parts worn out through the normal course of operation and discarded instead of repaired are ordered through the centralized Defense Supply Center Richmond (DSCR). We use on-site consultants at each ALC and the DSCR to help in the procurement process. They are important as relationship managers and typically have previous experience on the procurement side. The consultants provide feed back and keep us alerted to large contracts that might be on the horizon. Additionally, we signed agreements with a number of sales representatives to market our products to a broader base of customers.

The Market

     During most of the 1990's, defense spending was basically flat or experienced a slight decline. In contrast, the defense budget in the current decade has been increasing. The 2001 budget proposal for the Department of Defense was for $277.5 billion, with actual outlays of $296.3 billion. The 2002 proposal was for $310.5 billion, which was amended and increased by $18.4 billion to bring the total 2002 Department of Defense budget to $328.9. The Bush Administration's 2003 budget proposal is $369 billion. Of the various branches of the military, the Air Force budget would rise the most in 2003, by 12.7%, to $107 billion. According to DoD budget documents, U.S. defense spending is projected to increase steadily in the next five years, eventually reaching $451.4 billion in 2007.

     The amount spent by the U.S. Air Force for aircraft procurement was approximately $9.9 billion in 2001 and $10.493 billion in 2002. The Air Force is estimating it will spend over $12.067 billion for aircraft procurement in 2003. Procurement includes the acquisition of new aircraft, aircraft modification programs, and spending on spare and repair parts. Extensive modification programs are being implemented to increase the service life of aircraft, as some are no longer being newly manufactured. As aging aircraft are being maintained, support for aging aircraft, including spare parts and assemblies, is also required. The chart below breaks down the $12.067 million estimated to be spent by the U.S. Air Force in 2003 for aircraft modification programs, spare and repair parts, support and procurement of new aircraft.


                       2003 Air Force Procurement Budget
                                ($ in Millions)

        Aircraft:                               9267.4
        Modification of Inservice Aircraft:     1776.6
        Support:                                747.4
        Spare and Repair Parts:                 276

Source:   Department of Defense

Backlog

     We produce custom sub-assemblies pursuant to long-term contracts and customer purchase orders. Backlog consists of aggregate values under such contracts and purchase orders, excluding the portion previously included in operating revenues on the basis of percentage of completion accounting, and including estimates of future contract price escalation. Substantially all of our backlog is subject to termination at will and rescheduling, without significant penalty. Congress often appropriates funds for a particular program or contract on a yearly or quarterly basis, even though the contract may call for performance that is expected to take a number of years. Therefore, our funded backlog does not include the full value of our contracts because Congress often appropriates funds for a particular program or contract on a yearly or quarterly basis, even though the contract may call for performance that is expected to take a number of years. Our backlog as of December 31, 2001 and December 31, 2002, is as follows:

    Backlog                December 31, 2001               December 31, 2002
    -------             ------------------------         ---------------------
    Funded                    12,904,661                      19,172,232
    Unfunded                  57,043,935                      51,672,791
                              ----------                      ----------
    Total                     69,948,596                      70,735,023

     Of the total amount of our backlog at December 31, 2001, approximately 95% was attributable to military contracts. Approximately $16.8 million (88%) of the funded backlog at December 31, 2002 is scheduled for delivery during 2003.



Material and Parts

     We subcontract production of substantially all component parts incorporated into our products to third party manufacturers under firm fixed price orders. Our decision to purchase certain components generally is based upon whether the components are available to meet required specifications and at a cost and delivery consistent with customer requirements. From time to time, we are required to purchase custom made parts from sole suppliers and manufacturers in order to meet specific customer requirements. To date, we have not experienced material delays in connection with obtaining custom parts and we believe that the loss of any single supplier or manufacturer would not have a material adverse effect on our business.

     We obtain our raw materials from several commercial sources. Although certain items are only available from limited sources of supply, we believe that the loss of any single supplier would not have a materially adverse effect on our business.

Competition

     The markets for our products are highly competitive. We compete with numerous larger, well-established prime contractors engaged in the supply of aircraft parts and assemblies to the military, including Grumman, Lockheed, Boeing, Nordam, and Vaught. All of these competitors possess significantly larger infrastructures, greater resources, and the capabilities to respond to much larger contracts. We also compete against smaller contractors such as Aerocomponents, Aerospace Engineering and Support, GSE Dynamics, Honeycomb Company of America, Alton Iron Works, B&B Devices, and Precision Manufacturing.



     CPI has 23 years experience as a prime contractor, completing over 1,100 contracts to date. Most members of our management team have held management positions at large defense contractors, including Grumman, Lockheed and Fairchild. Our technical team possesses extensive technical expertise and program management and integration capabilities. Our competitive advantage lies in our ability to offer large contractor capabilities with the flexibility and responsiveness of a small company, while staying competitive in cost and delivering superior quality products. While the larger prime contractors compete for significant modification awards and subcontract components to other suppliers, they generally do not compete for awards in smaller modifications, spares and repair parts, even for planes for which they are the original manufacturer. We believe we compete effectively against the smaller competitors because our smaller competitors generally do not have the expertise we have in responding to RFPs for government contracts.

     We qualify as a small business because we have less than 1,000 employees. The military's Fiscal Year 2002 program goal for small business prime contracting was 23%, with 40% for subcontracting. Approximately 20% of the value of our current contracts were awarded under this program.

Government Regulation

     Environmental Regulation

     We are subject to regulations administered by the United States Environmental Protection Agency, the Occupational Safety and Health Administration, various state agencies and county and local authorities acting in cooperation with Federal and state authorities. Among other things, these regulatory bodies impose restrictions to control air, soil and water pollution, to protect against occupational exposure to chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous chemicals and substances. The extensive regulatory framework imposes compliance burdens and risks on us. Governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose civil and criminal fines in the case of violations.

     The Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) imposes strict, joint and several liability on the present and former owners and operators of facilities that release hazardous substances into the environment. The Resource Conservation and Recovery Act of 1976 (RCRA) regulates the generation, transportation, treatment, storage and disposal of hazardous waste. In New York, the handling, storage and disposal of hazardous substances is governed by the Environmental Conservation Law, which contains the New York counterparts of CERCLA and RCRA. In addition, the Occupational Safety and Health Act, which requires employers to provide a place of employment that is free from recognized and preventable hazards that are likely to cause serious physical harm to employees, obligates employers to provide notice to employees regarding the presence of hazardous chemicals and to train employees in the use of such substances.

     Our operations require the use of a limited amount of chemicals and other materials for painting and cleaning, including solvents and thinners, that are classified under applicable laws as hazardous chemicals and substances. We have obtained a permit from the Town of Islip, New York, Building Division in order to maintain a paint booth containing flammable liquids.

     Federal Aviation Administration Regulation

     We are subject to regulation by the Federal Aviation Administration under the provisions of the Federal Aviation Act of 1958, as amended. The FAA prescribes standards and licensing requirements for aircraft and aircraft components. We are subject to inspections by the FAA and may be subjected to fines and other penalties (including orders to cease production) for noncompliance with FAA regulations. Our failure to comply with applicable regulations could result in the termination or our disqualification from some of our contracts, which could have a material adverse effect on our operations.

     Government Contract Compliance

     Our government contracts are subject to the procurement rules and regulations of the United States government. Many of the contract terms are dictated by these rules and regulations. During and after the fulfillment of a government contract, we may be audited in respect of the direct and allocated indirect costs attributed thereto. These audits may result in adjustments to our contract costs. Additionally, we may be subject to U.S. government inquires and investigations because of our participation in government procurement. Any inquiry or investigation can result in fines or limitations on our ability to continue to bid for government contracts and fulfill existing contracts.

     We believe that we are in substantial compliance with all federal, state and local laws and regulations governing our operations and have obtained all material licenses and permits required for the operations of our business.

Insurance

     We maintain a $2 million general liability insurance policy, a $10 million products liability insurance policy, and a $5 million umbrella liability insurance policy. We believe this coverage is adequate for the types of products presently marketed because of the strict inspection standards imposed on us by our customers before they take possession of our products. Additionally, the Federal Acquisition Regulations generally provide that we will not be held liable for any loss of or damage to property of the government that occurs after the government accepts delivery of our products and that results from any defects or deficiencies in our products unless the liability results from willful misconduct or lack of good faith on the part of our managerial personnel.

Proprietary Information

     None of our current assembly processes or products are protected by patents. We rely on proprietary know-how and confidential information and employ various methods to protect the processes, concepts, ideas and documentation associated with our products. These methods, however, may not afford complete protection and there can be no assurance that others will not independently develop such processes, concepts, ideas and documentation.

Property



     CPI Aerostructures' executive offices and production facilities are situated in an approximate 40,000 square foot building located at 200A Executive Drive, Edgewood, New York 11717. CPI Aerostructures occupies this facility under a five year lease which commenced in August 2002. The current monthly base rent is $19,144, plus common area costs. We believe that our facilities are adequate for our current needs.



     Kolar, Inc., closed all its facilities located in Ithaca, New York. Kolar is currently in the process of selling these properties through private sales.

Employees



     As of January 22, 2003, CPI had 44 full-time employees.

     We employ temporary personnel with specialized disciplines on an as-needed basis. None of our employees is a member of a union. We believe that our relations with our employees are good.

                                   Management

     Set forth below is certain information concerning each of our directors and executive officers:


Name                        Age        Position



Arthur August..........      67        Chairman of the Board of Directors

Edward J. Fred.........      44        Chief Executive Officer, President,
                                       Acting Chief Financial Officer*,
                                       Secretary and Director

Walter Paulick.........      56        Director

Kenneth McSweeney......      71        Director

A.C. Providenti........      65        Director**

Key Employee
------------

Frank Funicelli........      60        Vice President of Business Development

* We intend to seek a Chief Financial Officer immediately following consummation of this offering.

** Mr. Providenti's directorship will be effective upon consummation of the offering.

     Arthur August, one of our founders, has been the chairman of the board and a director since January 1980 and was our president until December 31, 2001 and our chief executive officer until December 31, 2002. From 1956 to 1979, Mr. August was employed by Grumman Corporation where he last held the position of deputy director. Mr. August holds a certificate in Aeronautical Design from the Academy of Aeronautics, a Bachelor of Science degree in Industrial Management from C. W. Post College, a Masters degree in Engineering from New York University and is a graduate of the Program for Management Development at the Harvard Graduate School of Business.

     Edward J. Fred has been an officer since February 1995. He was our controller from February 1995 to April 1998, when he was appointed chief financial officer. He was executive vice president from May 1, 2000 until December 31, 2001 and was appointed to the position of president on January 1, 2002 and to the position of Chief Executive Officer on January 1, 2003. He has also been our secretary and a director since January 1999. For approximately ten years prior to joining our company, Mr. Fred served in various positions for the international division of Grumman, where he last held the position of controller. Mr. Fred holds a Bachelor of Business Administration in Accounting from Dowling College and an Executive MBA from Hofstra University.



     Walter Paulick has been a director since April 1992. Mr. Paulick is currently a self-employed financial consultant. From 1982 to November 1992, Mr. Paulick was a vice president of Parr Development Company, Inc., a real estate development company. From 1980 to 1982, Mr. Paulick was employed by Key Bank, where he last held the position of vice president. From 1971 to 1980, Mr. Paulick was a vice president of National Westminster U.S.A. Mr. Paulick holds an associate degree in Applied Science from Suffolk Community College and Bachelor of Business Administration from Dowling College.

     Kenneth McSweeney has been a director since February 1998. Mr. McSweeney has been an independent consultant to the aerospace industry since January 1995. From 1961 to 1995, Mr. McSweeney served in various management positions for Grumman, most recently as the vice president of its Aerostructures Division and a director of business development for the Mideast and gulf coast region. Mr. McSweeney has extensive experience in aerostructures and logistics support products and is a licensed professional engineer in New York State. He holds Bachelor and Master of Science Degrees in Electrical Engineering from the Polytechnic Institute of Brooklyn and a Masters Degree in Business Management from CW Post College. He also completed the Executive Development Program at the Cornell School of Business and Public Administration.



     A.C. Providenti will become a director upon consummation of the offering. Since 1984, Mr. Providenti has served as president of A.C. Providenti & Associates, Ltd., a consulting and strategic advisory firm. From 1977 to 1984, Mr. Providenti served as senior vice president for finance and administration and as an executive committee member for Northville Industries Corp., a multinational petroleum storage, trading and distribution company. From 1970 to 1977, he served as chairman and president of Total Resources, Inc., a publicly traded company initially involved in the manufacture and distribution of "unit of use" and "unit of dose" systems for prescription drugs, which evolved into a regional petroleum storage and distribution company. Mr. Providenti holds a Bachelor's degree in Accounting from St. Francis College and a Masters of Business Administration from Fordham University.

     Frank Funicelli has been with us since March 1988 and became our Vice President of Business Development in August 2001. Prior to joining CPI, he spent 11 years at Fairchild Republic Company where he served as Chief Industrial Engineer, Manufacturing Engineering Manager and Director of Program Planning and Control. From 1966 to 1977 he was with Grumman Aerospace where he served as Industrial Engineer, Manager of Manufacturing Planning and Control and Program Planning and Resource Control Manager. Mr. Funicelli holds a Bachelor of Science degree in Industrial Engineering from Pratt Institute and a Master of Science in Management Engineering from C.W. Post College.



Board of Directors

     Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors (Class I), consisting of Kenneth McSweeney, will expire at our annual meeting in 2005. The term of office of the second class of directors (Class II), consisting of Walter Paulick, will expire at our annual meeting in 2003. The term of office of the third class of directors (Class III), consisting of Arthur August and Edward J. Fred, will expire at our annual meeting in 2004. We will propose that Mr. Providenti be placed in Class I at our Annual Meeting of Shareholders in 2003.

     We have created a compensation program for our non-employee directors which will take effect upon consummation of this offering. Under this program, each such director will receive an annual cash fee of $5,000 (payable quarterly) and be granted options to purchase 5,000 common shares (on April 1st of each year) under an existing option plan. Additionally, the chairman of the Audit Committee will be paid an additional annual cash fee of $20,000 (payable quarterly) and be granted an additional 15,000 options. Our directors will continue to be reimbursed for the reasonable expenses they incur in attending meetings.

Employment Agreements

     Mr. August serves as the chairman of our board and Mr. Fred serves as our chief executive officer, president, chief financial officer and secretary. Mr. August's employment agreement expires on December 31, 2004 and Mr. Fred's expires on December 31, 2005. Mr. August's annual base salary is currently $100,000. Mr. August is required to devote only such time to our business as he, in his sole discretion, deems necessary. Mr. Fred's annual base salary is currently $216,000 and will increase by 8% each January 1st during the contract term. In addition to the base salary, Mr. August will receive a bonus equal to 4% of our net income for the year ending December 31, 2002; 3% for the year ending December 31, 2003; and 2% for the year ending December 31, 2004. Mr. Fred will receive a bonus equal to 2% of our net income for the year ending December 31, 2002; 3% for the year ending December 31, 2003; and 4% for the years ending December 31, 2004 and 2005.



     Mr. August agreed that he would not compete with us during the term of his employment with us and for a period of five years thereafter. As consideration for his agreement not to compete with us for an extended period of time, we agreed to pay Mr. August $300,000 in five, equal annual installments of $60,000 commencing on the date of termination. Mr. Fred agreed not to compete with us during the term of his employment and for two years thereafter.

     Timothy Stone was appointed president of Kolar on July 10, 2000. Pursuant to an employment agreement, which expires on April 30, 2003, Mr. Stone receives an annual salary of $132,300. Mr. Stone is now overseeing the liquidation of Kolar's assets.

Executive Compensation

     The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to us during the fiscal years ended December 31, 2002, 2001 and 2000, by our chief executive officer and our other executive officers whose total compensation exceeded $100,000.

        -------------------------- ---------------------- ------------------------ ----------------------- -------------------------
                                                                                                             Long-Term Compensation
                                                                                                              Securities Underlying
        Name/Position                      Year                   Salary                   Bonus                 Options/SARs(#)
        -------------                      ----                   ------                   -----                 ---------------

        Arthur August                      2002                   $317,237                $180,660                    85,000
          Chairman                         2001                   $303,180                     -0-                   100,000
                                           2000                   $307,854                 $82,000                   200,000

        Edward J. Fred
          Chief Executive Officer,         2002                   $209,287                $90,330                    100,000
          President and acting Chief       2001                   $139,256                    -0-                    100,000
          Financial Officer                2000                   149,728                 $59,000                    125,000


        Timothy Stone(1)                   2002                   $140,971                     -0-                       -0-
                                           2001                   $120,016                     -0-                       -0-
        -------------------------- ---------------------- ------------------------ ----------------------- -------------------------

--------------------------------
(1) Mr. Stone is now overseeing the liquidation of Kolar's assets and is no longer deemed an executive officer of our company.

Option Grants in 2001

        ----------------------- -------------------------------- ------------------------------ ------------------- ----------------
                                  Number of Securities            Percent of Options Granted
                                 Underlying Options Granted(#)   to Employees in Fiscal Year(1)   Exercise Price    Expiration Date
                                 -----------------------------    --------------------------    ------------------  ----------------
                                                                                                      ($/SH)

        Arthur August                     100,000                            44.4%                    $1.20               08/11

        Edward J. Fred                    100,000                            44.4%                    $1.20               08/11
        ----------------------- -------------------------------- ------------------------------ ------------------- ----------------

--------------------------
(1) We granted a total of 225,000 options to employees in the fiscal year ended December 31, 2001.

Option Grants in 2002

        ----------------------- -------------------------------- ------------------------------ ------------------- ----------------
                                  Number of Securities            Percent of Options Granted
                                 Underlying Options Granted(#)   to Employees in Fiscal Year(1)   Exercise Price    Expiration Date
                                 -----------------------------    --------------------------    ------------------  ----------------
                                                                                                      ($/SH)

        Arthur August                      85,000                            27.9%                    $6.35               06/12

        Edward J. Fred                    100,000                            32.8%                    $6.35               06/12
        ----------------------- -------------------------------- ------------------------------ ------------------- ----------------

--------------------------

(1) We granted a total of 305,000 options to employees in the fiscal year ended December 31, 2002.

Aggregated Option Exercises and Option Values

        -----------------------------------------------------------------------------------------------------------------------
                                                                                                  Value of Unexercised
                                                           Number of Unexercised                  In-The-Money Options
                        Shares Acquired    Value            Options Exercisable/                    ($)Exercisable/
              Name      on Exercise (#)   Realized             Unexercisable                         Unexercisable
              ----      ---------------   --------   -------------------------------------  --------------------------------------
                                                     December 31, 2001  September 30, 2002  December 31, 2001   September 30, 2002
                                                     -----------------  ------------------  -----------------   ------------------
        Arthur August         -0-           -0-          496,585/1,750        533,334/0            $38,000/0      $1,456,450/0

        Edward J. Fred        -0-           -0-              305,002/0        391,334/0            $38,000/0      $1,063,150/0

        Timothy Stone         -0-           -0-               30,000/0              0/0                  -0-              $0/0

        -----------------------------------------------------------------------------------------------------------------------


Employee Benefit Plans

     In October 2000, we adopted the Greit Plan for the purpose of offering senior management a deferred compensation death benefit plan that would provide a tax-free benefit for senior management and which would be tax-neutral to us. Pursuant to the plan, we made a non-interest bearing loan to Arthur August in the amount of $150,000, which Mr. August used to purchase a Greit Plan. This plan has since been terminated and the surrender value of the Greit Plan has been returned to Mr. August. Mr. August has placed the proceeds from the surrender value in an annuity in our name, which will appreciate to at least $150,000 by September 2011 in order to repay the loan made to him. Mr. August also assigned to us an insurance policy on his life in the amount of $150,000 and agreed to maintain it until the date upon which the annuity matures. Accordingly, the loan to Mr. August will be repaid upon the maturity date of the annuity or upon the death of Mr. August, whichever occurs first.

Stock Options

     Performance Equity Plan 2000



     The Performance Equity Plan 2000 authorizes the grant of 830,000 stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options, and other stock based awards of which options to purchase an aggregate of 715,000 common shares have been granted, at exercise prices ranging from $1.20 to $6.35 per share. As of January 22, 2003, options to purchase 115,000 additional common shares remain available for grant.



     1998 Performance Equity Plan

     The 1998 Performance Equity Plan authorizes the grant of 463,334 stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options, and other stock based awards of which options to purchase an aggregate of 431,002 common shares have been granted, at exercise prices ranging from $2.53 to $6.90 per share. As of December 13, 2002, options to purchase 2,332 additional common shares remain available for grant.

     1995 Stock Option Plan



     The 1995 Employee Stock Option Plan authorizes the grant of 200,000 stock options and stock appreciation rights of which options to purchase an aggregate of 9,667 common shares have been granted, at exercise prices ranging from $2.53 to $8.46 per share. As of January 22, 2003, options to purchase 155,476 additional common shares remain available for grant.



     1992 Employee Stock Option Plan

     The 1992 Employee Stock Option Plan authorized the grant of 83,334 options, of which options to purchase 41,667 shares are outstanding at exercise prices ranging from $2.59 to $6.27 per share. No more shares may be granted under this plan.

     Other Options

     In April 1998, we issued warrants to purchase 33,334 common shares to designees of Ladenburg Capital Management Inc. as compensation for certain consulting services. The remaining unexercised warrants entitle the holders to purchase 17,088 common shares at an exercise price of $4.50 through March 2003.

     On December 31, 1999 and February 1, 2002, we granted to John Aneralla, the stepson of Arthur August, five year non-plan options to purchase 15,000 and 5,000 common shares, respectively, as compensation for consulting services. The exercise prices of the options are $2.53 and $1.65, respectively, the fair market value of our common shares on the date of grant of the options.

     Equity Compensation Plan Information

     The following table sets forth certain information at December 31, 2002 with respect to our equity compensation plans that provide for the issuance of options, warrants or rights to purchase our securities.

------------------------------------------------------------------------------------------------------------------------------------
                                      Number of Securities
                                        to be Issued upon             Weighted-Average        Number of Securities Remaining
                                           Exercise of                Exercise Price of      Available for Future Issuance under
                                      Outstanding Options,          Outstanding Options,    Equity Compensation Plans (excluding
Plan Category                          Warrants and Rights           Warrants and Rights   securities reflected in the first column)
-------------                          -------------------           -------------------   -----------------------------------------
Equity Compensation Plans Approved
by Security Holders                          1,197,338                      $3.49                                272,808

Equity Compensation Plans Not
Approved by Security Holders                    37,088(1)                   $3.32                                    0-
------------------------------------------------------------------------------------------------------------------------------------

-------------------
(1)  See "Stock Options - Other Options" description above.

                             Principal Shareholders



     The table and accompanying footnotes set forth certain information as of January 22, 2003, with respect to the ownership of our common shares by:

     o each person or group who beneficially owns more than 5% of our common shares;

     o    each of our directors,

     o our chief executive officer and our other executive officers whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2002, and

     o    all of our directors and executive officers as a group.

     A person is deemed to be the beneficial owner of securities that can be acquired by the person within 60 days from the record date upon the exercise of warrants or options. Accordingly, common shares issuable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of Janaruy 22, 2003 have been included in the table with respect to the beneficial ownership of the person owning the options or warrants, but not with respect to any other persons.

                                                                                          Percent of Common Shares
Name and Address                                 Shares                                   ------------------------
Of Beneficial Owner                      Beneficially Owned(1)            Prior to the Offering(2)             After the Offering
-------------------                      --------------------             ------------------------             ------------------
Arthur August(3)                                 841,518(4)                        25.2%                            16.1%

Edward J. Fred(3)                                398,434(5)                        12.4%                             7.8%

Walter Paulick(3)                                 11,667(6)                          *                                *

Kenneth McSweeney(3)                              15,001(7)                          *                                *

Daniel Liguori(8)                                333,334(9)                        10.6%                              *

All directors and executive                    1,266,620(10)                       33.7%                            22.4%
Officers as a group (four persons)
----------------------------------------
*        Less than 1%.


(1) Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them, subject to community property laws, where applicable.


(2) There are 2,805,668 shares currently issued and outstanding. Each person beneficially owns a percentage of our outstanding common shares equal to a fraction, the numerator of which is the number of common shares held by such person plus the number of common shares that he can acquire within 60 days of January 22, 2003 upon the exercise or conversion of options, warrants or convertible securities and the denominator of which is 2,805,668 (the number of common shares currently outstanding) plus the number of shares he can so acquire during such 60-day period.

(3) The business address of Messrs. August, Fred, Paulick and McSweeney is c/o CPI Aerostructures, Inc., 200A Executive Drive, Edgewood, New York 11717.

(4) Includes 533,334 common shares that Mr. August has the right to acquire upon exercise of options. Excludes an aggregate of 38,134 common shares and options owned by Mr. August's children, all of which shares Mr. August disclaims beneficial ownership. Includes 3,000 common shares owned by Mr. August's wife.



(5) Includes 398,334 common shares that Mr. Fred has the right to acquire upon exercise of options.

(6) Represents common shares that Mr. Paulick has the right to acquire upon exercise of options.

(7) Includes 11,667 common shares that Mr. McSweeney has the right to acquire upon exercise of options.

(8)  Mr. Liguori's address is 1001 Bay Road, #210C, Vero Beach, Florida 32963.

(9) Represents 333,334 common shares that Ralok, Inc. has the right to acquire by converting the promissory note it received in connection with our purchase of Kolar Machine, Inc. Mr. Liguori is the President of Ralok. We intend to repurchase the note upon consummation of this offering.

(10) Includes an aggregate of 955,002 common shares that Messrs. August, Fred, Paulick and McSweeney have the right to acquire upon exercise of outstanding options.

                        Description of Our Capital Shares



     Our certificate of incorporation authorizes us to issue 50,000,000 common shares, par value $.001 per share, and 5,000,000 preferred shares, par value $.001 per share. Immediately prior to this offering, 2,805,668 common shares were issued and outstanding. Immediately after this offering, there will be 1,900,000 more common shares outstanding. If the underwriters elect to exercise their over-allotment option, there will be an additional 285,000 shares outstanding. No preferred shares are issued and outstanding.



Common Shares

     You will be entitled to one vote per common share held by you on all matters submitted to a vote of our shareholders. Holders of common shares have no preemptive rights and have no rights to convert their common shares into any other securities. In the event of our dissolution or liquidation or the winding-up of our business, you will be entitled to share ratably with our other common shareholders in all assets remaining after payment of all of our liabilities, and subject to any preferential payments to the holders of any preferred shares then outstanding. Although we are restricted from paying cash dividends under the terms of the agreements governing our debt, holders of common shares are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor.

     All of our outstanding common shares are, and when issued, the common shares offered hereby will be, fully paid and nonassessable.

Preferred Shares

     Subject to the provisions of our certificate of incorporation and to the limitations prescribed by law, our board of directors has the authority, without further action by our shareholders, to issue up to 5,000,000 shares of our authorized but unissued preferred shares in or more series. Our board of directors has the power and authority to fix the designations, preferences, dividend, conversion, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations and restrictions any or all of which may be greater than the rights of our common shares. We have no present plans to issue any preferred shares.

New York Law, Certificate of Incorporation and By-Law Provisions that May Have an Anti-Takeover Effect

     The following discussion concerns certain provisions of New York law and our certificate of incorporation and by-laws that may delay, deter or prevent a tender offer or takeover attempt that you might consider to be in your best interest, including offers or attempts that might result in a premium being paid to you over the market price of our securities.

     New York law. We are subject to Section 912 of the New York Business Corporation Law. In general, Section 912 prohibits a publicly held New York corporation from engaging in a business combination with an interested shareholder for a period of five years after the date of the transaction in which the person became an interested shareholder unless, prior to such date, the corporation's board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the shareholder. An interested shareholder is a person who, together with affiliates and associates, owns (or within five years did own) 20% or more of the corporation's voting shares.

     Certificate of incorporation and bylaws. Our certificate of incorporation provides for a board of directors divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected each year. Nominations for our board of directors may be made by our board or by any shareholder entitled to vote for the election of directors. A shareholder entitled to vote for the election of directors may nominate a person or persons for election as director only if written notice of such shareholder's intent to make such nomination is given to our secretary not later than 120 days in advance of the meeting. Our certificate of incorporation and by-laws do not provide for cumulative voting rights. This means that holders of a majority of our capital shares who vote in the election of directors can elect all of the directors and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

     New York Law provides that, unless otherwise provided in a corporation's certificate of incorporation, any action by the shareholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of shareholders holding not less than the minimum number of votes that would be necessary to take action on the matter at a shareholder meeting. Our certificate of incorporation provides that shareholder actions by consent require the consent of all of our shareholders. This has the effect of delaying the ability of a majority shareholder to acquire control of our board of directors.

     Undesignated preferred shares enable us to render more difficult or to discourage a third party's attempt to obtain control of us by means of a tender offer, proxy contest, merger, or otherwise, which protects the continuity of our management. A party may also be discouraged from making a bid for our common shares because the issuance of our preferred shares may adversely affect the rights of the holders of our common shares. For example, preferred shares that we issue may rank prior to our common shares as to dividend rights, liquidation preferences, or both, may have full or limited voting rights and may be convertible into common shares. Accordingly, the issuance by us of preferred shares may discourage or delay bids for our common shares or may otherwise adversely affect the market price of our common shares.

Market for Common Equity and Related Shareholder Matters

Market Information

     Our common shares are listed on the American Stock Exchange under the symbol CVU. The trading symbol changed from CPIA to CVU on September 5, 2000, when CPI ceased trading on The Nasdaq SmallCap Market, Inc. and began trading on the AMEX.

     The following tables set forth for 2001 and 2002, the high and low sales prices of our common shares for the periods indicated, as reported by AMEX.

   -----------------------------------------------------------------------------
   Period                                        High                Low
   ------                                        ----                ---
   2001
   ----
   Quarter Ended March 31, 2001                $3.930               $1.800
   Quarter Ended June 30, 2001                 $3.150               $1.650
   Quarter Ended September 30, 2001            $1.700               $1.150
   Quarter Ended December 31, 2001             $2.190               $1.200



   2002
   ----
   Quarter Ended March 31, 2002                $1.850               $1.400
   Quarter Ended June 30, 2002                 $8.460               $1.450
   Quarter Ended September 30, 2002            $7.750               $4.080
   Quarter Ended December 31, 2002*            $7.130               $4.400
   -----------------------------------------------------------------------------

     On January 21, 2003, the closing sale price for our common shares on the AMEX was $4.26.



Dividend Policy

     To date, we have not paid any dividends on our common shares. Any payment of dividends in the future is within the discretion of our board of directors and will depend on our earnings, if any, our capital requirements and financial condition and other relevant factors. Our board of directors does not intend to declare any cash or other dividends in the foreseeable future, but intends instead to retain earnings, if any, for use in our business operations.

     In addition, our bank and other lender credit agreements provide that we may not declare or pay any dividend on our common shares so long as any amounts are owing to the lenders.

Transfer Agent

     The transfer agent for our common shares is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Holders



     As of January 22, 2003, there were 130 holders of record of our common shares. We believe there are in excess of 2,200 beneficial owners of our common shares.

                                  Underwriting

     Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which EarlyBirdCapital, Inc. is acting as representative, has severally, and not jointly, agreed to purchase on a firm commitment basis, the number of shares offered in this offering set forth below opposite their names:

         Name                                                   Number of Shares
         ----                                                   ----------------
         EarlyBirdCapital, Inc.


              Total                                             1,900,000



     The underwriters have qualified their obligations under the underwriting agreement to the approval of legal matters by counsel and various other conditions. Subject to these conditions, they are obligated to purchase all of the common shares offered by this prospectus (other than the common shares covered by the over-allotment option described below).

     The representative has advised us that it proposes to offer our securities to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at the same price, less a concession not in excess of $.__ per share of our common shares. The representative may allow, and such dealers may reallow, a concession not in excess of $__ per share common share to certain other dealers. After the offering, the representative may change the offering price and other selling terms.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. We also have agreed to pay the representative an expense allowance on a non-accountable basis equal to 3% of the gross proceeds derived from the sale of the common shares offered by this prospectus (including the sale of any of our common shares subject to the underwriters' over-allotment option), $50,000 of which has been paid to date. We have agreed to pay all expenses in connection with qualifying our securities offered hereby for sale under the laws of such states as the underwriters may designate and the filing fees incurred in registering the offering with the National Association of Securities Dealers, Inc., or NASD.



     We have granted to the underwriters an option, exercisable within 45 business days from the date of this prospectus, to purchase at the offering price, less underwriting discounts and the non-accountable expense allowance, up to an aggregate of 285,000 additional common shares for the sole purpose of covering over allotments, if any.

     In connection with the offering, we have agreed to sell to the representative and/or its designees, for an aggregate of $100, a warrant to purchase up to an aggregate of 190,000 common shares. The representative's warrant is exercisable initially at a price of $___ per share (110% of the per share offering price to investors) for a period of four years commencing one year from the date of this prospectus. The warrant may not be transferred, sold, assigned, or hypothecated during the one-year period following the date of this prospectus except to the underwriters and the selected dealers and their officers or partners. The representative's warrant grants to the holders thereof certain demand rights for a period of five years and "piggyback" rights for a period of seven years from the date of this prospectus with respect to the registration under the Securities Act of the common shares issuable upon the exercise of the warrant.

     Pursuant to the underwriting agreement, all of our officers and directors have agreed not to sell any common shares for at least 13 months from the date of this prospectus without the consent of EarlyBirdCapital; except that the representative has agreed that Mr. Arthur August may adopt a plan under Rule 10b5-1 of the Securities Exchange Act of 1934, pursuant to which he can sell up to 10,000 of his common shares per month commencing three months after the date of this prospectus. In addition, the underwriting agreement provides that, for a period of five years from the date of this prospectus, EarlyBirdCapital will have the right to designate one person to serve on our board of directors or to send a representative (who need not be the same individual from meeting to meeting) to observe each meeting of our board of directors. Such designee or representative, as the case may be, shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings, including, but not limited to, food, lodging and transportation.

     Upon consummation of this offering, we will enter into a five-year Merger and Acquisition Agreement with EarlyBirdCapital pursuant to which we will compensate them if we enter into any transaction (including an acquisition or merger, joint venture, strategic alliance or other arrangements) with persons introduced to us by EarlyBirdCapital.

     In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate coverage transactions and penalty bids in accordance with Regulation M under the Exchange Act:

     o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     o Over-allotment involves sales by our underwriters of our securities in excess of the number of securities our underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of our securities over-allotted by our underwriters is not greater than the number of our securities that they may purchase in the over-allotment option. In a naked short position, the number of our securities involved is greater than the number of securities in the over-allotment option. Our underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing our securities in the open market.

     o Syndicate covering transactions involve purchases of our securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, our underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If our underwriters sell more securities than could be covered by the over-allotment option, a naked short position, the position can be closed out only by buying our securities in the open market. A naked short position is more likely to be created if our underwriters are concerned that there could be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering.

     o Penalty bids permit our underwriters to reclaim a selling concession from a selling group member when the securities originally sold by the selling group member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

                                  Legal Matters

     The validity of the issuance of the common shares offered hereby have been passed upon for CPI Aerostructures, Inc. by Graubard Miller. Davis & Gilbert LLP has served as counsel to the underwriters in connection with this offering.

                                     Experts

     The financial statements for the years ended December 31, 2000 and 2001 appearing in this prospectus and registration statement have been audited by Goldstein Golub Kessler LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein.

                      Disclosure of Commission Position on
                 Indemnification for Securities Act Liabilities

     Our by-laws and certificate of incorporation include provisions permitted under New York law by which our officers and directors are to be indemnified against various liabilities. We have also entered into indemnification agreements with our executive officers. We believe that these provisions and agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                    Where You Can Find Additional Information

     We intend to furnish our shareholders with annual reports, which will include financial statements audited by our independent accountants, and other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.



     As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information with respect to CPI Aerostructures, Inc. and the common shares offered hereby, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement, including the exhibits and schedules thereto, may be obtained at the address noted below.



     We file annual and other periodic reports pursuant to the requirements of the Securities Exchange Act of 1934, as amended. Such reports and other information filed by us may be inspected and copied at the public reference facilities of the Commission in Washington, D.C., and can be read or obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at HTTP://WWW.SEC.GOV.

                                         CPI AEROSTRUCTURES, INC. AND SUBSIDIARY

                                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------









Independent Auditor's Report                                                 F-1


Consolidated Financial Statements:

   Balance Sheet as of September 30, 2002 (unaudited)
        and December 31, 2001                                                F-2

   Statement of Operations for the Nine Months Ended
        September 30, 2002 and 2001 (unaudited) and
        for the Years Ended December 31, 2001 and 2000                       F-3

   Statement of Shareholders' Deficiency for the Years
        Ended December 31, 2001 and 2000                                     F-4

   Statement of Cash Flows for the Nine Months Ended
        September 30, 2002 and 2001 (unaudited) and
        for the Years Ended December 31, 2001 and 2000                       F-5


   Notes to Consolidated Financial Statements                         F-6 - F-17

INDEPENDENT AUDITOR'S REPORT




To the Board of Directors
CPI Aerostructures, Inc.


We have audited the accompanying consolidated balance sheet of CPI Aerostructures, Inc. and Subsidiary as of December 31, 2001 and the related consolidated statements of operations, shareholders' deficiency, and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPI Aerostructures, Inc. and Subsidiary as of December 31, 2001, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


/s/ Goldstein Golub Kessler
GOLDSTEIN GOLUB KESSLER LLP
New York, New York



March 29, 2002, except for the last paragraph of
 Note 5, as to which the date is April 12, 2002 and Note 6(a) and the first paragraph of Note 13, as to which the date is June 22, 2002

                                         CPI AEROSTRUCTURES, INC. AND SUBSIDIARY

                                                      CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------

                                              September 30,         December 31,
                                                       2002                 2001
--------------------------------------------------------------------------------
                                               (Unaudited)

ASSETS

Current Assets:
  Cash                                        $     121,002      $      180,578
  Accounts receivable                             2,852,597           2,168,369
  Costs and estimated earnings in excess of
   billings on uncompleted contracts             10,214,846           6,967,385
  Deferred income taxes                             253,000             758,000
  Prepaid expenses and other current assets          23,745              84,895
  Assets held for sale - discontinued
   operations                                       280,676           3,217,984
-------------------------------------------------------------------------------

      Total current assets                       13,745,866          13,377,211

Property, Plant and Equipment, net                  110,340             101,260

Deferred Income Taxes, net of valuation
 allowance of $2,074,000                               -                172,000

Other Assets                                        179,226             180,226

-------------------------------------------------------------------------------
      Total Assets                            $  14,035,432      $   13,830,697
===============================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
  Accounts payable                            $   4,985,799      $    4,195,530
  Accrued expenses                                  152,692             535,054
  Line of credit                                       -              1,700,000
  Debt                                            8,341,071           9,607,284
  Deferred income taxes                                -                147,000
-------------------------------------------------------------------------------
      Total current liabilities                  13,479,562          16,184,868
-------------------------------------------------------------------------------


Commitments and Contingencies

Shareholders' Equity (Deficiency):
  Preferred shares - $.001 par value;
  authorized 3,000,000 shares, issued
  and outstanding 0 and 0, respectively;
  Common shares - $.001 par value;
  authorized 50,000,000 shares, issued
  and outstanding 2,735,670 and 2,657,046
  shares, respectively                                2,736               2,657
  Additional paid-in capital                     12,483,092          12,367,020
  Accumulated deficit                           (11,929,958)        (14,723,848)

-------------------------------------------------------------------------------
      Shareholders' equity (deficiency)             555,870          (2,354,171)
-------------------------------------------------------------------------------
      Total Liabilities and Shareholders'
      Equity (Deficiency)                     $  14,035,432      $   13,830,697
===============================================================================

                                  See Notes to Consolidated Financial Statements

                                         CPI AEROSTRUCTURES, INC. AND SUBSIDIARY

                                            CONSOLIDATED STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------


                                                               For the Nine Months                   For the Year
                                                               Ended September 30,                Ended December 31,
                                                             2002              2001             2001              2000
----------------------------------------------------------------------------------------------------------------------
                                                                 (Unaudited)
Revenue                                               $17,988,748       $10,631,958     $ 15,024,027        $8,261,351

Cost of sales                                          12,549,892         7,015,993       10,955,264         5,676,229
----------------------------------------------------------------------------------------------------------------------

Gross profit                                            5,438,856         3,615,965        4,068,763         2,585,122

Selling, general and administrative expenses            1,800,639         1,145,607        1,479,421         1,421,758

----------------------------------------------------------------------------------------------------------------------
Income from operations                                  3,638,213         2,470,358        2,589,342         1,163,364
----------------------------------------------------------------------------------------------------------------------

Other (income) expense:
  Interest income                                          (3,642)            9,223           (2,431)             -
  Interest expense                                        318,965           126,707          155,825           106,157
  Other (income) expense, net                                -                 -               4,051           233,428
----------------------------------------------------------------------------------------------------------------------
Total other expenses, net                                 315,323           135,930          157,445           339,585
----------------------------------------------------------------------------------------------------------------------

Income from continuing operations before benefit
 for income taxes                                       3,322,890         2,334,428        2,431,897           823,779

(Provision for) benefit from income taxes                (529,000)          934,000        -                  (126,000)
----------------------------------------------------------------------------------------------------------------------

Income before operations of discontinued segment        2,793,890         1,400,428        2,431,897           949,779

Income (loss) from operations of discontinued segment        -           (1,571,481)      (3,647,200)          979,427

Loss on disposal of assets - discontinued segment            -                 -         (10,422,816)             -

----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                     $ 2,793,890       $  (171,053)    $(11,638,119)       $1,929,206
======================================================================================================================

Basic net income (loss) per common share:
  Income before discontinued operations               $      1.03       $       .53     $        .92        $      .36
  Income (loss) from operations of
    discontinued segment                                     -                 (.59)           (1.37)              .37
  Loss on disposal of assets - discontinued segment          -                 -               (3.94)             -

----------------------------------------------------------------------------------------------------------------------
Earnings (loss) per common share - basic              $      1.03       $      (.06)   $       (4.39)       $      .73
======================================================================================================================

Diluted net income per common share:
  Income before discontinued operations               $       .89              -                 -          $      .34
  Income from operations of discontinued segment                                                                   .36

----------------------------------------------------------------------------------------------------------------------
Earnings per common share - diluted                   $       .89              -                 -          $      .70
======================================================================================================================

Shares used in computing earnings per common share:
  Basic                                                 2,700,785         2,652,355        2,653,538         2,648,509
  Diluted                                               3,136,626         2,652,355              -           2,763,888
======================================================================================================================


                                  See Notes to Consolidated Financial Statements

                                         CPI AEROSTRUCTURES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY/DEFICIENCY
--------------------------------------------------------------------------------
Years ended December 31, 2000 and 2001

----------------------------------------------------------------------------------------------------------------------

                                                                        Additional                           Total
                                           Common                         Paid-in        Accumulated     Shareholders'
                                           Shares          Amount         Capital          Deficit        Deficiency
----------------------------------------------------------------------------------------------------------------------
Balance at January 1, 2000                2,648,509        $2,649      $12,206,024    $  (5,014,935)    $   7,193,738

Net income                                   -                -            -              1,929,206         1,929,206

Amortization of fair value of
 warrants issued in conjunction
 with consulting agreement                   -                -            113,650          -                 113,650

----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000              2,648,509         2,649       12,319,674       (3,085,729)        9,236,594

Net loss                                     -                -            -            (11,638,119)      (11,638,119)

Amortization of fair value of
 warrants issued in conjunction
 with consulting agreement                    8,537             8           47,346          -                  47,354

----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001              2,657,046         2,657       12,367,020      (14,723,848)       (2,354,171)
(unaudited)
Net income                                                                                2,793,890         2,793,890

Common stock issued for bank debt            50,000            50           26,217                             26,267

Common stock issued for exercise
  Of stock options and warrants              28,624            29           84,073                             84,102

Warrants issued for consulting
  Services                                                                   5,782                              5,782
----------------------------------------------------------------------------------------------------------------------
Balance at September 30, 2002             2,735,670        $2,736      $12,483,092     $(11,929,958)    $     555,870
======================================================================================================================















                                  See Notes to Consolidated Financial Statements

                                         CPI AEROSTRUCTURES, INC. AND SUBSIDIARY

                                            CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------------
                                                                 For the Nine Months                 For the Year
                                                                  Ended September 30,             Ended December 31,
                                                                  2002           2001             2001            2000
--------------------------------------------------------------------------------------------------------------------------
                                                                      (Unaudited)                       (Audited)
Cash flows from operating activities:
  Net income before operations of discontinued segment         $ 2,793,890    $ 1,400,428       $ 2,431,897   $    949,779
  Adjustments to reconcile net income before operations of
   discontinued segment to net cash provided by (used in)
   operating activities:
    Depreciation and amortization                                   30,931         26,362            35,653         30,194
    Warrants issued for consulting fees                              5,782         47,346            47,354        113,650
    Loss on disposal of fixed assets                                  -             6,158             6,157           -
    Deferred portion of provision (benefit) for income taxes       530,000           -               92,000       (879,000)
    Bad debts                                                                        -                 -           301,377
    Changes in operating assets and liabilities:
      Increase in accounts receivable                             (684,228)      (326,206)       (1,336,061)      (410,591)
      Decrease in income tax refund receivable                        -              -                 -            29,597
      Increase in costs and estimated earnings in excess
       of billings on uncompleted contracts                     (3,247,461)    (2,260,561)       (2,563,606)      (465,250)
      (Increase) decrease in prepaid expenses and other
       current assets                                               61,150          9,969           (63,816)       761,672
      (Increase) decrease in other assets                            1,000         (1,000)           (1,000)       (70,259)
      Increase in accounts payable and accrued expenses            407,907        180,090         1,028,720        144,878
      Decrease in income taxes payable                                -           (34,000)          (33,000)       (13,383)
--------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) operating activities       (74,762)      (951,414)         (355,702)       492,664
--------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchase of property, plant and equipment                        (40,011)       (14,507)          (19,307)       (70,838)
  Proceeds from sale of fixed assets                                  -             1,800             1,800           -
--------------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                     (40,011)       (12,707)          (17,507)       (70,838)
--------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from line of credit                                        -              -                 -         1,325,000
  Net repayment of long-term debt                               (2,966,213)    (1,274,018)         (895,958)    (1,056,959)
  Proceeds from exercise of stock options                           84,102           -                 -              -
--------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) financing activities    (2,882,111)    (1,274,018)         (895,958)       268,041
--------------------------------------------------------------------------------------------------------------------------

Net cash from continuing operations                             (2,996,884)    (2,238,139)       (1,269,167)       689,867

Net cash provided by (used in) discontinued operations           2,937,308      2,386,569         1,386,766       (814,534)
--------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash                                    (59,576)       148,430           117,599       (124,667)

Cash at beginning of period                                        180,578         62,979            62,979        187,646
--------------------------------------------------------------------------------------------------------------------------
Cash at end of period                                          $   121,002    $   211,409       $   180,578   $     62,979
==========================================================================================================================

Supplemental disclosures of cash flow information:
 Cash paid during the period for:
  Interest                                                                    $   167,015       $   589,762
==========================================================================================================================
    Income taxes                                               $    13,355    $    36,050
==========================================================================================================================

Supplemental schedule of noncash financing activity:
  Financing obligation incurred in connection with the
   acquisition of equipment                                    $      -       $   143,908
==========================================================================================================================

                                  See Notes to Consolidated Financial Statements

                                         CPI AEROSTRUCTURES, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1. PRINCIPAL        The Company consists of CPI Aerostructures, Inc.("CPI") and
   BUSINESS         its wholly owned subsidiary, Kolar, Inc. ("Kolar"),
   ACTIVITY AND     collectively, the "Company."
   SUMMARY OF
   SIGNIFICANT      CPI's operations consist of the design and production of
   ACCOUNTING       design and production of complex aerospace structural
   POLICIES:        subassemblies under U.S. government and commercial
                    contracts. The length of the Company's contracts varies but is typically between one and two years for U.S. government contracts and up to 10 years for commercial contracts.

                    Kolar's principal business was the precision computer numerical control machining of metal products on a contract-order basis.

                    CPI's revenue is recognized based on the percentage of completion method of accounting for long-term contracts measured by the percentage of total costs incurred to date to estimated total costs at completion for each contract. Contract costs include all direct material, labor costs, tooling and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Selling, general and administrative costs are charged to expense as incurred. Estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. Changes in job performance may result in revisions to costs and income and are recognized in the period in which revisions are determined to be required. In accordance with industry practice, costs and estimated earnings in excess of billings on uncompleted contracts, included in the accompanying consolidated balance sheet, contain amounts relating to contracts and programs with long production cycles, a portion of which will not be realized within one year. CPI's recorded revenue may be adjusted in later periods in the event that CPI's cost estimates prove to be inaccurate or a contract is terminated.

                    Kolar's revenue was recognized when goods were shipped to customers.

                    The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

                    Depreciation and amortization of property, plant and equipment is provided for by the straight-line method over the estimated useful lives of the respective assets or the life of the lease, for leasehold improvements.

                    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates by management. Actual results could differ from these estimates.

                    In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, the Company has elected to apply APB Opinion ("APB") No. 25 and related interpretations in accounting for its stock options issued to employees and, accordingly, does not recognize additional compensation cost as required by SFAS No. 123. The Company, however, has provided the pro forma disclosures as if the Company had adopted the cost recognition requirements.

                                         CPI AEROSTRUCTURES, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                    Basic earnings per common share is computed using the weighted-average number of shares outstanding. Diluted earnings per common share is computed using the weighted-average number of shares outstanding adjusted for the incremental shares attributed to outstanding options and warrants to purchase common stock. Incremental shares of 115,379 were used in the calculation of diluted earnings per common share in 2000. In 2001, diluted earnings per share is not presented as the result is antidilutive.

                    In July 2001, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets.

                    SFAS No. 141 addresses financial accounting and reporting for business combinations. This statement requires the purchase method of accounting to be used for all business combinations, and prohibits the pooling-of-interests method of accounting. This statement is effective for all business combinations initiated after June 30, 2001 and supersedes APB No. 16, Business Combinations, as well as No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises.

                    SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition. This statement requires goodwill to be periodically reviewed for impairment rather than amortized, beginning on January 1, 2002. SFAS No. 142 supersedes APB No. 17, Intangible Assets.

                    The Company believes that SFAS No. 142 will not be applicable to its future financial statements because all goodwill has been entirely written down in conjunction with the sale of Kolar's assets (see Note 5).

                    In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and amends the accounting and reporting provisions of APB No. 30, Reporting the Results of Operations, Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. The provisions of SFAS No. 144 will be effective for fiscal years beginning after December 15, 2001.

                    Pursuant to the effective dates and transitions stated in SFAS No. 144, the Company is currently evaluating the implications of its adoption, and anticipates adopting the provisions for its fiscal year beginning January 1, 2002.

                                         CPI AEROSTRUCTURES, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                    The financial statements as of September 30, 2002 and for the nine months ended September 30, 2002 and 2001 are unaudited; however, in the opinion of the management of the Company, these financial statements reflect all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial position of the Company and the results of operations for such interim periods and are not necessarily indicative of the results to be obtained for a full year.



2. COSTS AND        Costs and estimated earnings in excess of billings on
   ESTIMATED        uncompleted contracts consist of:
   EARNINGS IN
   EXCESS OF
   BILLINGS ON
   UNCOMPLETED
   CONTRACTS

                                                    September 30, 2002                    December 31, 2001
                    ----------------------------------------------------------------------------------------------------------------
                                                         (unaudited)
                                            U.S.                                          U.S.
                                         Government     Commercial        Total        Government      Commercial       Total
                    ----------------------------------------------------------------------------------------------------------------
                    Costs incurred on
                     uncompleted
                     contracts         $18,413,197     $13,017,710     $31,430,907     $7,359,234      $12,485,185     $19,844,419
                    Estimated earnings   7,810,645       5,947,898      13,758,543      2,040,413        6,728,158       8,768,571
                    ----------------------------------------------------------------------------------------------------------------

                                        26,223,842      18,965,608      45,189,450      9,399,647       19,213,343      28,612,990

                    Less billings to
                     date               18,063,324      16,911,280      34,974,604      5,425,681       16,219,924      21,645,605
                    ----------------------------------------------------------------------------------------------------------------

                      Costs and
                       estimated
                       earnings in
                       excess of
                       billings on
                       uncompleted
                       contracts       $ 8,160,518     $ 2,054,328     $10,214,846     $3,973,966      $ 2,993,419     $ 6,967,385
                    ================================================================================================================

                    Unbilled costs and estimated earnings are billed in accordance with applicable contract terms. As of December 31, 2001 and September 30, 2002, approximately $1,203,000 and $1,137,000 (unaudited) of the balances above are not expected to be collected within one year, respectively.



3. PROPERTY         Property, plant and equipment, at cost, consists of the
   PLANT AND        following:
   EQUIPMENT:                                                          Estimated
                    December 31, 2001                                Useful Life
                    ------------------------------------------------------------

                    Machinery and equipment         $304,306       5 to 10 years
                    Computer equipment               134,019             9 years
                    Furniture and fixtures            19,504             7 years
                    Automobiles and trucks            23,488             5 years
                    Leasehold improvements            71,591             3 years
                    ------------------------------------------------------------

                                                     552,908
                    Less accumulated depreciation
                     and amortization                451,648
                    ------------------------------------------------------------
                                                    $101,260
                    ============================================================

                                         CPI AEROSTRUCTURES, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                    Depreciation and amortization expense for the years ended December 31, 2001 and 2000 was $35,653 and $30,194, respectively.


 4. RELATED PARTY   In October 2000, the Company adopted a Greit Plan for the
    TRANSACTIONS:   purpose of offering senior management a deferred
                    compensation death benefit plan (the "Plan") that provides a tax-free benefit and which is tax-neutral to the Company.
                    Pursuant to the Plan, the Company made a noninterest-bearing loan to an employee in the amount of $150,000, which was used to purchase the Plan. This Plan has since been terminated and the surrender value has been returned to the employee who has placed the proceeds from the surrender value in an annuity, which will mature to $150,000.
                    The employee also assigned to the Company an insurance policy on his life in the amount of $150,000 and agreed to maintain it until the date upon which the annuity matures to $150,000, and is included in other assets at December 31, 2001. Accordingly, the loan to the employee will be repaid upon the maturity date of the annuity or upon the death of the employee, whichever occurs first.

5. DISCONTINUED     On January 22, 2002, the Company announced a decision made
   OPERATIONS:      by the board of directors as of December 31, 2001 to close the Kolar facilities located in Ithaca, New York, and liquidate Kolar's assets through a public auction of its machinery and equipment and a private sale of its real estate. On February 21, 2002, Kolar sold a substantial portion of its machinery and equipment at an auction conducted by Daley-Hodkin Corporation at Kolar's main facility in Ithaca, New York. In connection with the discontinuance of Kolar's operations, the Company incurred a one-time charge of $10,422,816 related to the write-off of Kolar's assets, net of expected proceeds, and an accrual for estimated losses during the phase-out period. Proceeds from actual and future sales of machinery, equipment and real property are estimated to be approximately $3,970,000. The disposition of Kolar's operations represents a disposal of a business segment under APB No. 30. Accordingly, results of the operation have been classified as discontinued, and prior periods have been restated. For business segment reporting purposes, Kolar's business results were previously classified as the "Machining" segment.

                    Net sales and income (loss) from the discontinued operations are as follows:

                    For the nine months ended
                    September 30,                             2002          2001
                    ------------------------------------------------------------

                    Net sales                            $    ---     $6,840,056
                    ============================================================

                    Pretax loss from discontinued
                     operations                          $    ---     $2,505,481
                    Income tax benefit                        ---        934,000
                    ------------------------------------------------------------
                    Net loss from discontinued
                     operations                          $    ---     $1,571,481
                    ============================================================

                                         CPI AEROSTRUCTURES, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                    For the three months ended
                    September 30,                             2002          2001
                    ------------------------------------------------------------

                    Net sales                            $    ---     $2,624,512
                    ============================================================

                    Pretax loss from discontinued
                     operations                          $    ---     $  779,997
                    Income tax benefit                        ---        534,000

                    ------------------------------------------------------------
                    Net loss from discontinued
                     operations                          $    ---     $  245,997
                    ============================================================

                    Assets of the discontinued operations are as follows:

                    September 30, 2002
                    ------------------------------------------------------------

                    Property, plant and equipment, net                $  280,676
                    ============================================================

                    Year ended December 31,                   2001          2000
                    ------------------------------------------------------------

                    Net sales                            $8,291,690  $20,360,330
                    ============================================================


                    Pretax income (loss) from
                     discontinued operations             $(3,647,200) $  729,427
                    Pretax loss on disposal of
                     business segment                    (10,422,816)       -
                    Income tax benefit                        -          250,000
                    ------------------------------------------------------------
                    Net income (loss) from
                     discontinued operations            $(14,070,016)  $ 979,427
                    ============================================================

                    Assets of the discontinued operations were as follows:

                    Year ended December 31, 2001
                    ------------------------------------------------------------

                    Current assets                                  $    610,492
                    Property, plant and equipment, net                 2,607,492
                    ------------------------------------------------------------
                    Total assets of discontinued operations         $  3,217,984
                    ============================================================


                    Proceeds from the auction sale were approximately $1,350,000 for the machinery and equipment owned by Kolar. These proceeds have been applied to the reduction of certain bank debt having a principal amount of $2,260,000 outstanding immediately prior to the auction. After giving effect to the applications of the proceeds to the bank debt, the remaining outstanding principal of the bank debt is $910,000.

                                         CPI AEROSTRUCTURES, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


6. DEBT:            Debt consists of the following:

                                              September 30,         December 31,
                                                       2002                 2001
                                                (unaudited)
                    ------------------------------------------------------------

                    Note payable - bank (a)      $2,431,571           $2,438,500
                    Note payable - bank (b)         259,077              805,320
                    Note payable - seller (c)       624,484
                    Note payable - seller (d)     4,898,035            4,691,202
                    Capitalized lease
                      obligations payable (e)       127,904            1,672,262

                    ------------------------------------------------------------
                                                 $8,341,071           $9,607,284
                    ============================================================

                    (a) The note, as amended in June 2002, is payable to a commercial bank in monthly installments from $50,000 to $100,000 through May 30, 2003, and the remaining unpaid balance at June 30, 2003, plus monthly interest at the bank's published prime rate (4.75% at September 30, 2002) plus 3.5%. This note is collateralized by substantially all of the assets of the Company. Approximately $1,249,000 of this loan was repaid upon the sale of certain assets at auction. The note requires the Company to maintain specified levels of working capital and other financial ratios, as defined. The line of credit of $1,700,000 previously listed separately on the balance sheet is now incorporated into this note. In April 2002, the Company issued 50,000 common shares valued at $78,950, the fair market value on the date of issue, to the bank in consideration for the bank amending and extending this note. The value of the shares will be charged to interest expense over the remaining period of the note.



                    (b) The note is payable to a commercial bank in monthly installments of $9,847, including interest at 8.3%. This note is collateralized by Kolar's land and buildings. The Company sold certain of the underlying land and buildings during 2002 at an aggregate selling price of approximately $555,000. The Company estimates that the sale of the remaining land and buildings will yield proceeds sufficient to repay the note in full.

                    (c) The note is payable to a commercial bank in monthly installments of $20,000 through May 30, 2003, and the remaining unpaid balance at June 30, 2003, plus monthly interest at the bank's published prime rate (4.75% at September 30, 2002) plus 3.5%. This note is collateralized by substantially all of the assets of the Company and was previously included in the capitalized lease obligations payable of the Company.

                    (d) In 1997, the Company acquired substantially all of the assets of Kolar Machine Inc. The acquisition was partially financed through a $4,000,000 note payable to the seller ("Seller") of Kolar Machine Inc. The note payable to the Seller bears interest at 8% per annum. The note matures on September 30, 2003. Until then, it will continue to accrue interest, which will be paid at maturity together with the principal amount, pursuant to the terms of the subordination agreement between the bank lenders and the Seller. The Seller is presently prohibited from receiving current payments of interest on its note. The note payable - Seller is convertible into 333,334 shares of the Company's common stock at any time prior to the maturity of the note. The note is subordinated to the notes payable - bank.

                    (e) The Company leases equipment under a capital lease which expires October 24, 2003. The lease requires a monthly payment of $10,227.02, including interest at 9.35%. As of September 30, 2002, proceeds of approximately $674,000 were received upon the sale of certain leased equipment, which amount was remitted to the owners of the equipment.

                                         CPI AEROSTRUCTURES, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

7. LINE OF CREDIT:  The Company has an aggregate $1,700,000 line of credit agreement, expiring June 30, 2002, with JP Morgan Chase and Mellon Bank for working capital and other corporate purposes as needed. Borrowings are subject to limits based on amounts of accounts receivable, as defined. Interest is at the banks' prime rate (4.75% at December 31, 2001) plus 3.5%. The line of credit is collateralized by substantially all of the assets of the Company.


8. COMMITMENTS:     The Company has employment agreements with four employees.
                    The aggregate future commitment under these agreements is as follows:

                    Year ending December 31,

                         2002                                        $  765,200
                         2003                                           495,100
                         2004                                           468,280

                    ------------------------------------------------------------
                                                                     $1,728,580
                    ============================================================

                    These agreements provide for additional bonus payments that are calculated as defined.


9. INCOME TAXES:    The benefit for income taxes consists of the following:

                    Year ended December 31, 2000
                    ------------------------------------------------------------

                    Current:
                     Federal                                          $   4,000
                     State and local                                     10,000
                    ------------------------------------------------------------
                                                                         14,000
                    ------------------------------------------------------------

                     Deferred:
                      Federal                                          (101,000)
                      State and local                                   (39,000)
                     -----------------------------------------------------------
                                                                       (140,000)
                     -----------------------------------------------------------
                                                                      $(126,000)
                     ===========================================================

                                        CPI AEROSTRUCTURES, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                    The difference between the income tax provision (benefit) computed at the federal statutory rate and the actual tax provision (benefit) is accounted for as follows:

                    December 31,                          2001              2000
                    ------------------------------------------------------------

                    Taxes (benefit) computed at
                     the federal statutory rate       $(3,957,000)    $ 280,000
                    State income taxes, including
                     deferred, net of federal
                     benefit                               -              7,000
                    Other, including officers' life
                     insurance and various permanent
                     differences                           -             59,000
                    Utilization of net operating
                     loss carryforward                     -           (472,000)
                    Valuation allowance                 3,957,000          -
                    ------------------------------------------------------------
                                                      $  - 0 -        $(126,000)
                    ============================================================


                    The components of deferred income tax assets and liability at December 31, 2001 are as follows:

                                                       Current        Noncurrent
                    ------------------------------------------------------------

                    Assets:
                     Federal and state net
                      operating loss carryforwards    $ 758,000     $ 2,246,000
                     Valuation allowance                  -          (2,074,000)
                    ------------------------------------------------------------
                                                      $ 758,000     $   172,000
                    ============================================================

                    Liability - long-term contracts   $ 147,000     $     - 0 -
                    ============================================================


                    As of December 31, 2001, the Company had net operating loss carryforwards of approximately $8,035,000 and $5,672,000 for federal and state income tax purposes, respectively, expiring through 2021.


10. EMPLOYEE STOCK  In April 1992, the Company adopted the 1992 Stock Option
    OPTION PLANS:   Plan (the "1992 Plan"). The 1992 Plan, for which 83,334
                    common shares are reserved for issuance, provides for the issuance of either incentive stock options or nonqualified stock options to employees, consultants or others who provide services to the Company. The initial options granted to employees and directors with three or more years of service became exercisable as to one-third of the shares each year beginning on September 16, 1992. The initial options granted to those with less than three years of service became exercisable as to one-third of the shares each year beginning on September 16, 1993. The options may not be exercised more than five years from the date of issuance. In 1995, the option price for all outstanding

                                        CPI AEROSTRUCTURES, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                    employees' and directors' stock options was lowered to $9.00.

                    In 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"), as amended, for which 200,000 common shares are reserved for issuance. The 1995 Plan provides for the issuance of either incentive stock options or nonqualified stock options to employees, consultants or others who provide services to the Company. The options' exercise price is equal to the closing price of the Company's shares on the day of issuance, except for incentive stock options granted to the Company's president, which are exercisable at 110% of the closing price of the Company's shares on the date of issuance.

                    In 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan, as amended, reserved 463,334 common shares for issuance. The 1998 Plan provides for the issuance of either incentive stock options or nonqualified stock options to employees, consultants or others who provide services to the Company. The options' exercise price is equal to the closing price of the Company's shares on the day of issuance, except for incentive stock options granted to the Company's president, which are exercisable at 110% of the closing price of the Company's shares on the date of issuance.

                    In 2000, the Company adopted the 2000 Stock Option Plan (the "2000 Plan"). The 2000 Plan, as amended, reserved 830,000 common shares for issuance. The 2000 Plan provides for the issuance of either incentive stock options or nonqualified stock options to employees, consultants or others who provide services to the Company. The options' exercise price is equal to the closing price of the Company's shares on the day of issuance, except for incentive stock options granted to the Company's president, which are exercisable at 110% of the closing price of the Company's shares on the date of issuance.

                    The Company has 6,779 options available for future grant under the 1992 Plan, 40,640 options available for grant under the 1995 Plan, 12,332 options available for grant under the 1998 Plan, and 250,000 options available for grant under the 2000 Plan.

                    If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income (loss) and earnings (loss) per share would have been adjusted to the pro forma amounts indicated in the table below:

                                                                 As Reported                        Pro Forma
                                                             2001            2000              2001           2000
                    -------------------------------------------------------------------------------------------------------
                    Net income (loss)                       $(11,638,119)    $1,929,206        $(11,937,395)  $1,832,000
                    =======================================================================================================

                    Earnings (loss) per share:
                     Basic                                  $      (4.39)    $      .73        $      (4.50)  $      .69
                     Diluted                                $      (4.39)    $      .70        $      (4.50)  $      .66
                    =======================================================================================================

                                        CPI AEROSTRUCTURES, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                    A summary of the status of the Company's four stock option plans as of December 31, 2001 and 2000 and changes during those years is as follows:

                    Year ended December 31,                     2001                         2000
                    -----------------------------------------------------------------------------------------------

                                                                      Weighted-                   Weighted-
                                                                       average                     average
                                                                      Exercise                    Exercise
                    Fixed Options                       Options         Price         Options       Price
                    -----------------------------------------------------------------------------------------------

                    Outstanding at beginning
                     of year                            894,312        $3.54          515,313         $4.27
                    Granted during year                 225,000         1.29          408,000          2.67
                    Exercised                             -                -             -              -
                    Forfeited                            20,640         4.95           29,001          4.11
                    -----------------------------------------------------------------------------------------------
                    Outstanding at end of year        1,098,672        $3.06          894,312         $3.54
                    ===============================================================================================

                    The following table summarizes information about stock options outstanding and exercisable at December 31, 2001:

                                                   Weighted                 Weighted-
                                                    Number                   Average              Weighted-
                                                  Outstanding               Remaining              average
                       Range of                      and                  Contractual             Exercise
                    Exercise Price                Exercisable                 Life                  Price
                    -----------------------------------------------------------------------------------------------
                    $1.20 - $8.46                   1,098,672              4.99 years                  $3.06
                    ===============================================================================================


                    The Company's assumptions used to calculate the fair values of options issued were (i) risk-free interest rate of 5.25%,
                    (ii) expected life of five years, (iii) expected volatility of 174.71% and (iv) expected dividends of zero.

11. WARRANTS        In February 1997, the Company issued options to purchase
    AND OPTIONS:    3,334 shares of common stock to two directors at an exercise price of $6.18 per share of common stock. These options expire in 2002.

                    In January 1998, the Company issued options to purchase 25,000 shares of common stock to a consultant, who was also a director, at an exercise price of $7.50 per share of common stock. In February 1998, the Company issued options to purchase 3,334 shares of common stock to two directors at an exercise price of $6.93 per share of common stock. These options expire in 2003.

                    In March 1998, the Company issued 33,334 warrants to Gaines Berland, Inc. (now known as Ladenburg Capital Management Inc.) as compensation for acting as the Company's investment banker pursuant to a consulting agreement. These warrants entitle the investment banker to purchase 33,334 shares of common stock at an exercise price of $7.50 during the five-year period commencing April 1, 1998. This agreement

                                        CPI AEROSTRUCTURES, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                    was terminated in 1999. In 1999, the Company recorded a charge to operations of $198,734 to write off the unamortized portion of warrants issued under this agreement.



                    In May 1999, the Company issued 100,000 warrants to Catalyst Financial Corp. as partial compensation in the amount of $227,300 for acting as the Company's investment banker pursuant to a consulting agreement. These warrants entitle the investment banker to purchase 100,000 shares of common stock at an exercise price of $1.875 during the five-year period commencing May 4, 1999. In 2001, 8,537 of these warrants were exercised.

                    In December 1999, the Company issued options to purchase 15,000 shares of common stock to a consultant at the exercise price of $2.53 per share of common stock. Also in December 1999, the Company issued options to purchase 10,000 shares of common stock to two directors at an exercise price of $2.53 per share of common stock.

                    In February 2002, the Company issued 5,000 options to a consultant as compensation related to a consulting agreement. The options are exercisable at $1.65 per share through February 2007. The options are value at $7,845 based on the Company's assumptions as follows: (i) risk-free interest rate of 5.25%, (ii) expected life of five years,
                    (iii) expected volatility of 170.84%, and (iv) expected dividends of zero.



12. EMPLOYEE        On September 11, 1996, CPI's board of directors instituted a
    BENEFIT PLANS:  defined contribution plan under Section 401(k) of the
                    Internal Revenue Code (the "Code"). On October 1, 1998, the
                    Company amended and standardized both the CPI and Kolar plans as required by the Code. Pursuant to the amended plan, qualified employees may contribute a percentage of their pretax eligible compensation to the Plan and the Company will match a percentage of each employee's contribution.
                    Additionally, the Company has a profit-sharing plan covering all eligible employees. Contributions by the Company are at the discretion of management. The amount of contributions recorded by the Company in 2001 and 2000 amounted to $88,412 and $184,373, respectively.



13. CONTINGENCIES:  Kolar is currently in the process of liquidating all of its assets through an auction of its fixed assets and the private sale of its real estate. The proceeds of this liquidation will be used to reduce Kolar's liabilities on certain bank debt. The bank debt and Kolar's obligations to its previous owner are secured by liens on the assets and real estate to be sold and are guaranteed by the Company. Various creditors have made claims against Kolar. There can be no assurance that satisfactory payment terms will be made with any of Kolar's creditors or with the banks regarding the balance of portions of the debt, which is currently due no later than June 30, 2003.



                    From time to time, the Company is subject to routine litigation incidental to its business. The Company believes that the settlement of any pending legal proceedings will not have a material adverse effect on the Company's financial condition.

                                         CPI AEROSTRUCTURES, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


14. MAJOR           Approximately 92% and 76% of the Company's consolidated net
    CUSTOMERS:      sales in 2001 and 2000 were to the U.S. government.

                    Sales to a significant commercial customer accounted for approximately 24% of the Company's consolidated net sales for the year ended December 31, 2000.

                    At December 31, 2001, approximately 77% of accounts receivable was due from the U.S. government.

---------------------------------------     ------------------------------------
No dealer, salesperson or any other
person is authorized to give any
information or make any representations
in connection with this offering other
than those contained in this prospectus         CPI AEROSTRUCTURES, INC.
and, if given or made, the information or
representations must not be relied upon
as having been authorized by us. This              -----------------
prospectus does not constitute an offer
to sell or a solicitation of an offer
to buy any security other than the              1,900,000 Common Shares
securities offered by this prospectus,
or an offer to sell or a solicitation
of an offer to buy any securities by
anyone in any jurisdiction in which                -----------------
the offer or solicitation is not
authorized or is unlawful. The delivery               PROSPECTUS
of this prospectus will not, under any
circumstances, create any implication              -----------------
that the information is correct as of
any time subsequent to the date of
this prospectus.

     -------------------------

         TABLE OF CONTENTS

                                Page

Summary..........................3
Risk Factors.....................7
Use of Proceeds.................12
Capitalization..................13
Management's Discussion and
Analysis of Financial Condition
and Results of Operations.......14
Business........................18
Management......................24
Principal Shareholders..........29              February __, 2003
Description of Our
Capital Shares..................30
Underwriting....................33
Legal Matters...................34              EarlyBirdCapital, Inc.
Experts.........................34
Disclosure of Commission
Position on Indemnification for
Securities Act Liabilities......34
Where You Can Find
Additional Information..........35
Index to Financial Statements...36

   -------------------------

                                     Part II

                     Information Not Required in Prospectus

ITEM 24.  Indemnification of Directors and Officers

     Sections 721 through 726, inclusive, of the Business Corporation Law of New York ("BCL") authorizes New York corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been officers or directors and to purchase and maintain insurance for indemnification of such officers and directors. Section 402(b) of the BCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit directors' personal liability to the corporation or its shareholders for damages arising out of certain alleged breaches of their duties as directors. The BCL, however, provides that no such limitation of liability may affect a director's liability with respect to any of the following: (1) acts or omissions made in bad faith or which involved intentional misconduct or a knowing violation of law; (2) any transaction from which the director derived a financial profit or other advantage to which he was not legally entitled; (3) the declaration of dividends or other distributions or purchase or redemption of shares in violation of the BCL; or (4) the distribution of assets to shareholders after dissolution of the corporation without paying or adequately providing for all known liabilities of the corporation or making loans to directors in violation of the BCL.

     The Registrant's Certificate of Incorporation, as amended, provides that the personal liability of the directors of the Registrant is eliminated to the fullest extent permitted by Section 402(b) of the BCL. In addition, the Amended and Restated By-laws of the Registrant provide in substance that, each director and officer shall be indemnified by the Registrant against reasonable expenses, including attorney's fees, and any liabilities that he or she may incur in connection with any action to which he or she may be made a party by reason of his or her being or having been a director or officer of the Registrant. The indemnification provided by the Registrant's By-laws is not deemed exclusive of or in any way to limit any other rights which any person seeking indemnification may be entitled. The Registrant also has directors' and officers' liability insurance.

     In addition, the Registrant has entered into Indemnification Agreements with each of its executive officers and directors which provide that the Registrant will indemnify and advance expenses to such officer or director to the fullest extent permitted by law and provides the procedure for entitlement of indemnification.

ITEM 25.  Other Expenses of Issuance and Distribution

     The estimated expenses actually paid and payable by us in connection with the distribution of the securities being registered are as follows:



       SEC Registration and Filing Fee....................    $    996.92
       NASD Filing Fee....................................       1,583.61
       American Stock Exchange Additional
              Listing Fee.................................      22,500.00
       Legal Fees and Expenses............................     200,000.00
       Accounting Fees and Expenses.......................      50,000.00
       Financial Printing and Engraving...................      20,000.00
       Transfer Agent and Registrar Fees..................       3,500.00
       Nonaccountable Expense Allowance...................     256,500.00
       Miscellaneous......................................     123,919.47
                                                               ----------
       TOTAL..............................................    $679,000.00

ITEM 26.  Recent Sales of Unregistered Securities

     CPI Aerostructures, Inc. made the following sales of unregistered securities during the past three years:



 ------------------ --------------------- --------------- --------------------- ------------------ -------------------
                                                             Consideration
                                                              Received and
                                                             Description of                            If Option,
                                                            Underwriting or                            Warrant or
                                                           Other Discounts to                         Convertible
                                                              Market Price       Exemption from     Security, Terms
                                                              Afforded to         Registration       of Exercise or
 Date of Sale        Title of Security     Number Sold         Purchasers            Claimed           Conversion
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------

      05/18/00      Options to purchase      115,000      Options granted to          4(2)         Immediately
                    common shares                         employees - no                           exercisable until
                                                          other consideration                      12/31/04 at an
                                                          received by Company                      exercise price of
                                                          until exercise                           $2.79 per share
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------
      05/31/00      Options to purchase      350,000      Options granted to          4(2)         Immediately
                    common shares                         employees - no                           exercisable until
                                                          other consideration                      5/31/10 at an
                                                          received by Company                      exercise price of
                                                          until exercise                           $2.59 per share
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------
      04/18/01      Common Shares             25,000      Option granted to           4(2)         Fully exercisable
                                                          employee - pursuant                      upon the date of
                                                          to the Performance                       grant
                                                          Equity Plan 2000;
                                                          no cash
                                                          consideration
                                                          received by us
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------
     05/31//01      Common Shares              8,537      Common Shares               4(2)         N/A
                                                          issued to
                                                          consultant upon the
                                                          exercise of
                                                          options;  no cash
                                                          consideration
                                                          received by us as a
                                                          result of cashless
                                                          exercise provision
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------
     08/14/01       Common Shares            200,000      Option granted to           4(2)         Fully exercisable
                                                          employee pursuant                        upon the date of
                                                          to the Performance                       grant
                                                          Equity Plan 2000;
                                                          no cash
                                                          consideration
                                                          received by us
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------



 ------------------ --------------------- --------------- --------------------- ------------------ -------------------
                                                             Consideration
                                                              Received and
                                                             Description of                            If Option,
                                                            Underwriting or                            Warrant or
                                                           Other Discounts to                         Convertible
                                                              Market Price       Exemption from     Security, Terms
                                                              Afforded to         Registration       of Exercise or
 Date of Sale        Title of Security     Number Sold         Purchasers            Claimed           Conversion
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------

  2/1/02-6/18/02    Common Shares            300,000      Options granted to          4(2)         Fully exercisable
                                                          employees and                            upon the date of
                                                          directors pursuant                       grant for five or
                                                          to the Performance                       ten years at
                                                          Equity Plan 2000                         exercise prices
                                                          and 1998 Stock                           ranging from
                                                          Option Plan;  no                         $1.65 to $6.35
                                                          cash consideration
                                                          received by us
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------
      2/1/02        Common Shares             5,000       Non-Plan Option             4(2)         Fully exercisable
                                                          issued to                                upon the date of
                                                          consultant to                            grant until
                                                          purchase common                          February 1, 2007
                                                          shares;  no cash
                                                          consideration
                                                          received by us
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------
      4/18/02       Common Shares             50,000      Common  Shares              4(2)                N/A
                                                          issued to bank in
                                                          consideration of
                                                          extending due date
                                                          of loan;  no cash
                                                          consideration
                                                          received by us
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------
      5/21/02       Common Shares             20,833      Common Shares               4(2)                N/A
                                                          issued to employees
                                                          upon the exercise
                                                          of options;
                                                          $84,102 cash
                                                          consideration
                                                          received by us
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------
      6/03/02       Common Shares             2,653       Common  Shares              4(2)                N/A
                                                          issued to
                                                          consultants upon
                                                          the cashless
                                                          exercise of
                                                          warrants;  no cash
                                                          consideration
                                                          received by us
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------
      6/24/02       Common Shares             4,137       Common  Shares              4(2)                N/A
                                                          issued to
                                                          consultants upon
                                                          the cashless
                                                          exercise of
                                                          warrants;  no cash
                                                          consideration
                                                          received by us
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------



 ------------------ --------------------- --------------- --------------------- ------------------ -------------------
                                                             Consideration
                                                              Received and
                                                             Description of                            If Option,
                                                            Underwriting or                            Warrant or
                                                           Other Discounts to                         Convertible
                                                              Market Price       Exemption from     Security, Terms
                                                              Afforded to         Registration       of Exercise or
 Date of Sale        Title of Security     Number Sold         Purchasers            Claimed           Conversion
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------

      8/16/02       Common Shares            20,000       Common Shares               4(2)                N/A
                                                          issued to bank in
                                                          consideration of
                                                          services; no cash
                                                          consideration
                                                          received by us
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------
      09/09/02      Common Shares             1,000       Common  Shares              4(2)                N/A
                                                          issued to employee
                                                          upon the exercise
                                                          of  options;
                                                          $2,870 cash
                                                          consideration
                                                          received by us
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------
     11/11/02       Common Shares            30,000       Common  Shares              4(2)                N/A
                                                          issued to employee
                                                          upon the exercise
                                                          of  options;
                                                          $93,900 cash
                                                          consideration
                                                          received by us
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------

      1/23/03       Common Shares            20,000       Common  Shares              4(2)                N/A
                                                          issued to bank in
                                                          consideration of
                                                          services; no
                                                          cash consideration
                                                          received by us
 ------------------ --------------------- --------------- --------------------- ------------------ -------------------



ITEM 27.  Exhibits


Exhibit Number          Name of Exhibit                                                                              No. in Document
--------------          ---------------                                                                              ---------------

*1.1                    Form of Underwriting Agreement                                                                     N/A

3.1                     Certificate of Incorporation of the Company, as amended.  (1)                                      3.1

3.1(a)                  Certificate of Amendment of Certificate of Incorporation filed on July 14, 1998.  (2)            3.1(a)

3.2                     Amended and Restated By-Laws of the Company.  (1)                                                  3.2



***4.7                  Form of Warrant issued to Representative                                                           N/A

*5.1                    Opinion of Graubard Miller                                                                         N/A



10.1                    1992 Stock Option Plan.  (1)                                                                      10.3

10.2                    1995 Employee Stock Option Plan.  (3)                                                             10.4

10.3                    Form of military contract.  (1)                                                                   10.7

10.4                    Asset Purchase  Agreement,  dated September 9, 1997 by and among Kolar Machine,  Inc., a          10.19
                        New  York  corporation,  Daniel  Liguori,  the  Company  and  Kolar,  Inc.,  a  Delaware
                        corporation and wholly-owned subsidiary of the Company.  (5)


Exhibit Number          Name of Exhibit                                                                              No. in Document
--------------          ---------------                                                                              ---------------

10.5                    1998 Performance Equity Plan.  (2)                                                                10.28

10.6                    Performance Equity Plan 2000.  (4)                                                                10.29

10.7                    Stock Option Agreement,  dated August 14, 2001,  between Edward J. Fred and the Company.          10.35
                        (5)

10.8                    Stock Option  Agreement,  dated August 14, 2001,  between Arthur August and the Company.          10.36
                        (6)

10.9                    Employment  Agreement,  dated August 14, 2001,  between  Edward J. Fred and the Company.          10.37
                        (7)

10.10                   Employment Agreement, dated August 14, 2001, between Arthur August and the Company.  (7)          10.38

10.11                   Peaceful  Possession  Agreement,  by and among Kolar,  Inc., JP Morgan Chase Bank f/k/a/          10.38
                        the Chase  Manhattan Bank and JP Morgan Leasing,  Inc.,  dated January 24, 2002 (without schedule). (8)

10.12                   Auction Sale Agreement,  among  Daley-Hodkin  Corporation,  Kolar, Inc., JP Morgan Chase          10.40
                        and JP Morgan Leasing, Inc., dated January 10, 2002.  (8)

10.13                   Amended and Restated Credit Agreement,  among the Borrowers,  the Lenders and JP Morgan,          10.43
                        dated June 25, 2002.  (9)

10.14                   Form of Replacement Term Note, between Kolar and JP Morgan, dated June 25, 2002.  (9)             10.44

10.15                   Tranche C Intercreditor and Subordination  Agreement,  among the Lenders,  the Borrowers          10.45
                        and JP Morgan, dated June 25, 2002.  (9)

10.16                   Tranche C Term Note, among the Borrowers and JP Morgan, dated June 25, 2002.  (9)                 10.46

10.17                   Amendment to Intercreditor and Subordination  Agreement,  among the Subordinated Lenders          10.47
                        (as therein defined), the Borrowers and JP Morgan, dated June 25, 2002.  (9)

10.18                   Amendment to Guarantee  and  Collateral  Agreement  among the  Borrowers  and JP Morgan,          10.48
                        dated June 25, 2002.  (9)

10.19                   Tranche C Mortgage,  Fixture  Filing and  Assignment of Leases and Rents,  between Kolar          10.49
                        and JPMorgan, dated June 25, 2002.  (9)

10.20                   Amendment to Security  Agreement,  between the Borrowers and Ralok, dated June 25, 2002.          10.50
                        (9)

10.21                   Amended and  Restated  Seller  Note,  between the  Borrowers  and Ralok,  dated June 25,          10.51
                        2002.  (9)

10.22                   CPI Seller Guaranty Amendment, among CPI and Ralok, dated June 25, 2002.  (9)                     10.52

10.23                   Seller  Mortgage  Subordination  Agreement,  between Ralok and JPMorgan,  dated June 25,          10.53
                        2002.  (9)



Exhibit Number          Name of Exhibit                                                                              No. in Document
--------------          ---------------                                                                              ---------------

10.24                   Mortgage Modification Agreement, between Kolar and JPMorgan, dated June 25, 2002.  (9)            10.54



***10.25                Agreement  among Ralok,  Inc., the Company and Green & Selfler,  as Escrow Agent,  dated          10.25
                        November 26, 2002, regarding right to purchase note.

***10.26                Form of Merger & Acquisition Agreement, between the Representative and the Company.               10.26

***10.27                Registration  Rights  Agreement,  between the  Registrant  and GECapital CFE, Inc. dated          10.27
                        February 26, 2002.

***10.27.1              Schedule of Omitted Document in the form of Exhibit                                             10.27.1
                        10.27, including material detail in N/A which such
                        document differs from Exhibit 10.27.

***10.28                Letter Agreement Amending Employment Agreement, between Edward J. Fred and the Company,           10.28
                        dated December 12, 2002.

*10.29                  Letter Agreement Amending Employment Agreement, between Edward J. Fred and the Company,            N/A
                        dated January 1, 2003.

*10.30                  Letter Agreement Amending Employment Agreement, between Arthur August and the Company,             N/A
                        dated January 1, 2003.

***21.1                 Subsidiaries of the Registrant.                                                                    N/A

**23.1                  Consent of Graubard Miller (included as part of its opinion).                                      N/A

*23.2                   Consent of Goldstein Golub Kessler LLP.                                                            N/A

***24.1                 Power of Attorney (included on signature page).                                                    N/A

*99.1                   Consent of Person to Become Director.                                                              N/A

-----------------------
*       Filed herewith.

**      To be filed by amendment.

***     Previously filed.



     (1) Filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 33-49270) declared effective on September 16, 1992 and incorporated herein by reference.

     (2) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 1998 and incorporated herein by reference.

     (3) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 1995 and incorporated herein by reference.

     (4) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 2000 and incorporated herein by reference.

     (5) Filed as an exhibit to Schedule 13D filed on behalf of Edward J. Fred on October 19, 2001 and incorporated herein by reference.

     (6) Filed as an exhibit to Schedule 13D filed on behalf of Arthur August on October 19, 2001 and incorporated herein by reference.

     (7) Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for September 30, 2001 and incorporated herein by reference.

     (8) Filed as an exhibit to the Company's Current Report on Form 8-K for January 22, 2002, as amended, and incorporated herein by reference.

     (9) Filed as an exhibit to the Company's Current Report on Form 8-K for June 27, 2002.

     (10) Filed as an exhibit to the Company's Annual Report on Form 10-K for December 31, 1992 and incorporated herein by reference.

     (11) Filed as an exhibit to the Company's Current Report on Form 8-K for April 29, 1994, as amended, and incorporated herein by reference.

ITEM 28.  Undertakings

     The Company will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.




     Insofar as indemnification for liabilities arising under Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions of its Articles of Incorporation, its By-Laws, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by Registrant for expenses incurred or paid by an officer, director or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2/A and authorized this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Edgewood, New York on January 22, 2003.


                               CPI AEROSTRUCTURES, INC.

                            By /s/ Arthur August
                               ----------------------------------------
                               Arthur August
                               Chairman of the Board
                               (Principal Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Arthur August            Chairman of the Board             January 22, 2003
---------------------        (Principal Executive Officer)
    Arthur August

/s/ Edward J. Fred           Chief Executive Officer,          January 22, 2003
---------------------        President, Chief Financial
    Edward J. Fred           Officer and Secretary
                             (Principal Accounting Officer)
                             and Director

         *                   Director                          January 22, 2003
---------------------
    Walter Paulick


         *                   Director                          January 22, 2003
---------------------
    Kenneth McSweeney


*By: /s/ Edward J. Fred
    -------------------
    Edward J. Fred, as Attorney in Fact

Table of Exhibits

Exhibit Number          Name of Exhibit                                                                              No. in Document
--------------          ---------------                                                                              ---------------

*1.1                   Form of Underwriting Agreement                                                                     N/A

3.1                    Certificate of Incorporation of the Company, as amended.  (1)                                      3.1

3.1(a)                 Certificate of Amendment of Certificate of Incorporation filed on July 14, 1998.  (2)             3.1(a)

3.2                    Amended and Restated By-Laws of the Company.  (1)                                                  3.2



***4.7                 Form of Warrant issued to Representative                                                           N/A

*5.1                   Opinion of Graubard Miller                                                                         N/A



10.1                   1992 Stock Option Plan.  (1)                                                                       10.3

10.2                   1995 Employee Stock Option Plan.  (3)                                                              10.4

10.3                   Form of military contract.  (1)                                                                    10.7



10.4                   Asset Purchase  Agreement,  dated September 9, 1997 by and among Kolar Machine,  Inc., a          10.19
                       New  York  corporation,  Daniel  Liguori,  the  Company  and  Kolar,  Inc.,  a  Delaware
                       corporation and wholly-owned subsidiary of the Company.  (5)



10.5                   1998 Performance Equity Plan.  (2)                                                                10.28

10.6                   Performance Equity Plan 2000.  (4)                                                                10.29

10.7                   Stock Option Agreement,  dated August 14, 2001,  between Edward J. Fred and the Company.          10.35
                       (5)

10.8                   Stock Option  Agreement,  dated August 14, 2001,  between Arthur August and the Company.          10.36
                       (6)

10.9                   Employment  Agreement,  dated August 14, 2001,  between  Edward J. Fred and the Company.          10.37
                       (7)

10.10                  Employment Agreement, dated August 14, 2001, between Arthur August and the Company.  (7)          10.38

10.11                  Peaceful  Possession  Agreement,  by and among Kolar,  Inc., JP Morgan Chase Bank f/k/a/          10.38
                       the Chase  Manhattan Bank and JP Morgan Leasing,  Inc.,  dated January 24, 2002 (without schedule). (8)

10.12                  Auction Sale Agreement,  among  Daley-Hodkin  Corporation,  Kolar, Inc., JP Morgan Chase          10.40
                       and JP Morgan Leasing, Inc., dated January 10, 2002.  (8)

10.13                  Amended and Restated Credit Agreement,  among the Borrowers,  the Lenders and JP Morgan,          10.43
                       dated June 25, 2002.  (9)




Exhibit Number          Name of Exhibit                                                                              No. in Document
--------------          ---------------                                                                              ---------------

10.14                  Form of Replacement Term Note, between Kolar and JP Morgan, dated June 25, 2002.  (9)             10.44

10.15                  Tranche C Intercreditor and Subordination  Agreement,  among the Lenders,  the Borrowers          10.45
                       and JP Morgan, dated June 25, 2002.  (9)

10.16                  Tranche C Term Note, among the Borrowers and JP Morgan, dated June 25, 2002.  (9)                 10.46

10.17                  Amendment to Intercreditor and Subordination  Agreement,  among the Subordinated Lenders          10.47
                       (as therein defined), the Borrowers and JP Morgan, dated June 25, 2002.  (9)

10.18                  Amendment to Guarantee  and  Collateral  Agreement  among the  Borrowers  and JP Morgan,          10.48
                       dated June 25, 2002.  (9)

10.19                  Tranche C Mortgage,  Fixture  Filing and  Assignment of Leases and Rents,  between Kolar          10.49
                       and JPMorgan, dated June 25, 2002.  (9)

10.20                  Amendment to Security  Agreement,  between the Borrowers and Ralok, dated June 25, 2002.          10.50
                       (9)

10.21                  Amended and  Restated  Seller  Note,  between the  Borrowers  and Ralok,  dated June 25,          10.51
                       2002.  (9)

10.22                  CPI Seller Guaranty Amendment, among CPI and Ralok, dated June 25, 2002.  (9)                     10.52

10.23                  Seller  Mortgage  Subordination  Agreement,  between Ralok and JPMorgan,  dated June 25,          10.53
                       2002.  (9)

10.24                  Mortgage Modification Agreement, between Kolar and JPMorgan, dated June 25, 2002.  (9)            10.54



***10.25               Agreement  among Ralok,  Inc., the Company and Green & Selfler,  as Escrow Agent,  dated          10.25
                       November 26, 2002, regarding right to purchase note.

***10.26               Form of Merger & Acquisition Agreement, between the Representative and the Company.               10.26

***10.27               Registration  Rights  Agreement,  between the  Registrant  and GECapital CFE, Inc. dated          10.27
                       February 26, 2002.

***10.27.1             Schedule of Omitted Document in the form of Exhibit                                             10.27.1
                       10.27, including material detail in N/A which such
                       document differs from Exhibit 10.27.

***10.28               Letter Agreement Amending Employment Agreement, between Edward J. Fred and the Company,           10.28
                       dated December 12, 2002.

*10.29                 Letter Agreement Amending Employment Agreement, between Edward J. Fred and the Company,             N/A
                       dated January 1, 2003.

*10.30                 Letter Agreement Amending Employment Agreement, between Arthur August and the Company,              N/A
                       dated January 1, 2003.

***21.1                Subsidiaries of the Registrant.                                                                    21.1

**23.1                 Consent of Graubard Miller (included as part of its opinion).                                       N/A

*23.2                  Consent of Goldstein Golub Kessler LLP.                                                             N/A



Exhibit Number          Name of Exhibit                                                                              No. in Document
--------------          ---------------                                                                              ---------------

***24.1                Power of Attorney (included on signature page).                                                     N/A

*99.1                  Consent of Person to Become Director.                                                               N/A


-----------------------
*       Filed herewith.

**      To be filed by amendment.

***     Previously filed.



     (1) Filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 33-49270) declared effective on September 16, 1992 and incorporated herein by reference.

     (2) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 1998 and incorporated herein by reference.

     (3) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 1995 and incorporated herein by reference.

     (4) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 2000 and incorporated herein by reference.

     (5) Filed as an exhibit to Schedule 13D filed on behalf of Edward J. Fred on October 19, 2001 and incorporated herein by reference.

     (6) Filed as an exhibit to Schedule 13D filed on behalf of Arthur August on October 19, 2001 and incorporated herein by reference.

     (7) Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for September 30, 2001 and incorporated herein by reference.

     (8) Filed as an exhibit to the Company's Current Report on Form 8-K for January 22, 2002, as amended, and incorporated herein by reference.

     (9) Filed as an exhibit to the Company's Current Report on Form 8-K for June 27, 2002.

     (10) Filed as an exhibit to the Company's Annual Report on Form 10-K for December 31, 1992 and incorporated herein by reference.

     (11) Filed as an exhibit to the Company's Current Report on Form 8-K for April 29, 1994, as amended, and incorporated herein by reference.